                           ASSET PURCHASE AGREEMENT


                                   between


                          DRY BRANCH KAOLIN COMPANY

                                 "Purchaser"



                                     and



                             NORD KAOLIN COMPANY

                                   "Seller"




                          DATED AS OF MARCH 5, 1997

                               TABLE OF CONTENTS

                                                                          Page
ARTICLE 1   PURCHASE AND SALE OF ASSETS...................................   1
     1.1    Purchase and Sale of Assets  .................................   1
     1.2    Excluded Assets  .............................................   4

ARTICLE 2   ASSUMPTION OF LIABILITIES.....................................   5
     2.1    Assumption ...................................................   5
     2.2    Excluded Liabilities .........................................   5

ARTICLE 3   CALCULATION AND PAYMENT OF PURCHASE PRICE.....................   7
     3.1    Purchase Price ...............................................   7
     3.2    Transfer Expenses  ...........................................   9
     3.3    Allocation of Purchase Price .................................   9

ARTICLE 4   PROCEDURE FOR CLOSING.........................................   9
     4.1    Time and Place of Closing.....................................   9
     4.2    Transactions at the Closing...................................   9
     4.3    Conveyance of Title to Real Property and Assignment of
            Real Property Leases .........................................  12
     4.4    Survey and Inspection of Property.............................  13
     4.5    Environmental Liabilities.....................................  14
     4.6    Certain Consents .............................................  14
     4.7    Eminent Domain ...............................................  15
     4.8    Further Assurances............................................  15

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SELLER .....................  15
     5.1    Organization and Qualification ...............................  15
     5.2    Authority.....................................................  16
     5.3    Subsidiaries; Joint Ventures .................................  17
     5.4    Balance Sheets ...............................................  17
     5.5    Inventory.....................................................  17
     5.6    Personal Property.............................................  18
     5.7    Real Property; Leased Real Property...........................  18
     5.8    Contracts.....................................................  21
     5.9    Intellectual Property.........................................  23
     5.10   Insurance.....................................................  24
     5.11   Environmental Matters and Employee Safety and Health .........  24
     5.12   Litigation ...................................................  26
     5.13   Absence of Changes ...........................................  26
     5.14   Brokers and Finders...........................................  28
     5.15   Labor Matters.................................................  28
     5.16   Governmental Approval and Consents ...........................  29
     5.17   Taxes.........................................................  29
     5.18   Employee Benefit Plans .......................................  30


                                   E 7- i -


                                                                          Page
     5.19   Compliance with Laws .........................................  32
     5.20   Transaction Approval and Consents.............................  33
     5.21   Adequacy of Acquired Assets...................................  33
     5.22   Compliance with the Immigration Reform and Control Act........  33
     5.23   Mineral Reserves .............................................  33
     5.24   Correctness of Representations ...............................  34
     5.25   Definition of "knowledge".....................................  34

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF PURCHASER...................  34
     6.1    Organization and Qualification ...............................  34
     6.2    Authority.....................................................  34
     6.3    Litigation ...................................................  35
     6.4    Correctness of Representations ...............................  35
     6.5    Brokers and Finders...........................................  35
     6.6    Governmental Approval and Consents ...........................  35
     6.7    Financing.....................................................  35

ARTICLE 7   COVENANTS OF SELLER...........................................  36
     7.1    Conduct of Business Prior to Closing .........................  36
     7.2    Access and Information .......................................  36
     7.3    Notification of Changes.......................................  37
     7.4    Certain Acts Prohibited.......................................  37
     7.5    Other Transactions ...........................................  37
     7.6    Consents .....................................................  37
     7.7    Supplemental Disclosure.......................................  38
     7.8    Additional Reports ...........................................  38
     7.9    Conditions Precedent .........................................  38
     7.10   Environmental Permits.........................................  38
     7.11   Capital Expenditures .........................................  38
     7.12   Discharge of Liens and Encumbrances...........................  39
     7.13   Environmental Fines...........................................  39
     7.14   Renegotiation of Equipment Leases.............................  39
     7.15   Transferred Benefit Plans/Plan Information ...................  39
     7.16   Payoff of Debts...............................................  40
     7.17   Funding of Plans .............................................  40

ARTICLE 8   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER .............  41
     8.1    Certificate Regarding Schedules and Representations and
            Warranties ...................................................  41
     8.2    Compliance by Seller .........................................  41
     8.3    No Injunction.................................................  41
     8.4    Operation in the Ordinary Course .............................  42
     8.5    Consents; Authorizations; Approval of Legal Matters...........  42
     8.6    Transfer of Environmental Permits.............................  42


                                   E 7- ii -


                                                                          Page
     8.7    Incumbency ...................................................  42
     8.8    Certified Resolutions.........................................  42
     8.9    Basic Corporate Documents.....................................  43
     8.10   Satisfaction of Title Objections and Release of Certain
            Liens.........................................................  43
     8.11   Accuracy of Schedules.........................................  43
     8.12   No Adverse Change.............................................  43
     8.13   Instruments of Transfer.......................................  43
     8.14   Acquisition Documents.........................................  43
     8.15   Opinion of Seller's Counsel...................................  43
     8.16   Proceedings...................................................  43
     8.17   Names.........................................................  44
     8.18   Condition of Acquired Assets .................................  44
     8.19   Antitrust.....................................................  44
     8.20   Guaranty......................................................  44
     8.21   Royalty Agreement ............................................  44
     8.22   Noncompetition Agreement......................................  44
     8.23   Norplex Name..................................................  45
     8.24   License Agreement ............................................  45
     8.25   Sales/Resale Exemption Certificates ..........................  45
     8.26   Releases......................................................  45

ARTICLE 9   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.................  45
     9.1    Certificate Regarding Representations and Warranties..........  45
     9.2    Compliance by Purchaser ......................................  45
     9.3    Certified Resolutions ........................................  46
     9.4    Basic Corporate Documents ....................................  46
     9.5    No Injunction; Etc............................................  46
     9.6    Incumbency....................................................  46
     9.7    Certificates..................................................  46
     9.8    Acquisition Documents ........................................  46
     9.9    Opinion of Purchaser's Counsel................................  46
     9.10   Hart-Scott-Rodino ............................................  46
     9.11   Proceedings ..................................................  47
     9.12   Release from Guarantees ......................................  47
     9.13   Royalty Agreement ............................................  47

ARTICLE 10  MUTUAL COVENANTS .............................................  47
     10.1   Governmental Filings..........................................  47
     10.2   Further Mutual Covenants......................................  47
     10.3   Prorations....................................................  47

ARTICLE 11  POST CLOSING MATTERS .........................................  49
     11.1   Employment of Employees ......................................  49
     11.2   Seller Benefit Plans..........................................  50


                                   E 7- iii -


                                                                          Page
     11.3   Use of Name ..................................................  51
     11.4   Employee Files................................................  51
     11.5   Non-Solicitation..............................................  51
     11.6   Maintenance of Books and Records..............................  51
     11.7   Payments Received ............................................  52
     11.8   UCC Matters ..................................................  52
     11.9   Cooperation ..................................................  52
     11.10  Titanium Dioxide Supply Agreement ............................  52

ARTICLE 12  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.........................  52
     12.1   Confidentiality ..............................................  52
     12.2   Public Announcements..........................................  53

ARTICLE 13  TERMINATION...................................................  54
     13.1   Termination ..................................................  54
     13.2   Effect of Termination ........................................  54

ARTICLE 14  INDEMNIFICATION...............................................  54
     14.1   Agreement of Seller to Indemnify..............................  54
     14.2   Agreement of Purchaser to Indemnify Seller....................  55
     14.3   Procedures for Indemnification................................  56
     14.4   Defense of Third Party Claims ................................  56
     14.5   Settlement of Third Party Claims..............................  57
     14.6   Duration; Limitations ........................................  58

ARTICLE 15  GENERAL PROVISIONS ...........................................  58
     15.1   Fees and Expenses ............................................  58
     15.2   Notices ......................................................  58
     15.3   Assignment; Binding Effect....................................  60
     15.4   No Benefit to Others..........................................  60
     15.5   Headings, Gender, and Person..................................  60
     15.6   Counterparts..................................................  60
     15.7   Integration of Agreement......................................  60
     15.8   Time of Essence ..............................................  60
     15.9   Governing Law ................................................  60
     15.10  Partial Invalidity............................................  61
     15.11  Investigation ................................................  61
     15.12  Arbitration ..................................................  61



                                   E 7- iv -

                              TABLE OF EXHIBITS


Exhibit A   Seller Opinion
Exhibit B   Purchaser Opinion
Exhibit C   Guaranty
Exhibit D   Royalty Agreement
Exhibit E   Noncompetition Agreement
Exhibit F   Titanium Dioxide Supply Agreement


                                   E 7- v -

                                  SCHEDULES

Schedule    1.1(a)       Noncurrent Assets
Schedule    1.1(b)       Timber Harvesting Contracts
Schedule    1.2(k)       Capital Credits
Schedule    1.2          Additional Excluded Assets
Schedule    3.3          Allocation of Purchase Price
Schedule    4.3(b)       Key Properties
Schedule    4.3(b)(ii)   Valuation of Nord Properties
Schedule    4.5          Environmental Liabilities
Schedule    5.1.1        Jurisdictions Where Qualified
Schedule    5.1.2        Locations of the Acquired Assets and Trade Names
Schedule    5.4          Balance Sheets
Schedule    5.5          Inventories
Schedule    5.6.1        Owned Personal Property
Schedule    5.6.2        Encumbrances on Owned Personal Property
Schedule    5.6.3        Leased Personal Property
Schedule    5.6.4        Leased Personal Property Defaults
Schedule    5.7.1        Real Property
Schedule    5.7.2        Leased Real Property
Schedule    5.7.3        Tenants
Schedule    5.8.1        Contracts
Schedule    5.8.2        Excluded Contracts
Schedule    5.8.3        Commitments for Capital Expenditures
Schedule    5.8.4        Customer List
Schedule    5.9          Intellectual Property
Schedule    5.11.1       Environmental Matters
Schedule    5.11.2       Environmental Permits and Licenses
Schedule    5.11.3       Storage Tanks
Schedule    5.11.4       Employee Health and Safety Matters
Schedule    5.12         Litigation Matters
Schedule    5.15         Employees
Schedule    5.16         Governmental Approvals and Consents
Schedule    5.17.1       Tax Bills
Schedule    5.17.2       Federal and State Tax Disputes
Schedule    5.18         Company Benefit Plans
Schedule    5.23         Mineral Reserves
Schedule    7.14         Equipment Leases Subject to Renegotiation
Schedule    11.1         Salaried Employees



                                   E 7- vi -

           CROSS REFERENCES TO DEFINED TERMS


TERM                           SECTION IN WHICH DEFINED
Acceptance Notice                  Section 3.1(b)
Accounts Receivable                Section 1.1(i)
Acquired Assets                    Section 1.1(b)
Acquisition Documents              Section 5.2
Acquisition Proposal               Section 7.5
Aggregate Value                    Section 3.1(b)(i)
Agreement                          Preamble
Assumed Liabilities                Section 2.1
Balance Sheets                     Section 5.4
Beneficiary                        Section 10.3(d)
Bonds                              Section 2.2(k)
Books and Records                  Section 1.1(b)(vii)
Business                           Recital A
Closing                            Section 4.1
Closing Date                       Section 4.1
Closing Statement                  Section 3.1(b)
Code                               Section 2.2(j)
Contract(s)                        Section 1.1(b)(iii)
CPA Firm                           Section 3.1(b)
Deductible Amount                  Section 14.6
Due Diligence Book                 Section 4.5(a)
Effective Time                     Section 4.1
Electric Service Agreement         Section 1.2(j)
Employees                          Section 5.18(a)
Environmental Consultants          Section 4.5(a)
Environmental Liabilities          Section 4.5(a)
Environmental Permits              Section 5.11(a)(v)
Environmental Site Assessment      Section 4.5(a)
Equipment                          Section 1.1(b)(ii)
Equipment Charges                  Section 10.3(b)(iii)
ERISA                              Section 5.18(a)(i)
Escrow Amount                      Section 3.1(a)
Estimated Purchase Price           Section 3.1(a)
Excluded Assets                    Section 1.2
Excluded Contracts                 Section 5.8(a)(vi)
Excluded Liabilities               Section 2.2
Furniture and Fixtures             Section 1.1(b)(ix)
GAAP                               Section 3.1(b)
General Partner                    Section 5.1


                                   E 7- vii -


Hired Employee(s)                  Section 11.1(a)
Immigration Laws                   Section 5.22
Indemnification Claim              Section 14.3(a)
Indemnitee                         Section 14.3
Indemnitor                         Section 14.3
Information                        Section 12.1
Intellectual Property              Section 1.1(b)(vi)
Inventory                          Section 1.1(b)(iv)
IRS                                Section 5.18(b)(i)
Kemira                             Section 2.2(k)
Knowledge                          Section 5.25
Labor Claims                       Section 5.15
Latest Balance Sheet               Section 3.1(b)
Leased Real Property               Section 1.1(b)(i)
License Agreement                  Section 5.9
Losses                             Article 14
Material Changes                   Section 3.1(b)(ii)
Negotiation Period                 Section 14.3(c)
Not Actively Employed              Section 11.1(a)
Notice Period                      Section 14.4(a)
Payor                              Section 10.3(d)
Payee                              Section 10.3(d)
Permits                            Section 1.1(b)(viii)
Permitted Encumbrances             Section 1.1
Person                             Section 15.5
Personal Property Taxes            Section 10.3(b)(v)
Proration Items                    Section 10.3(a)
Purchase Price                     Section 3.1(a)
Purchaser                          Preamble
Purchaser Indemnitees              Section 14.1
Purchaser Opinion                  Section 4.2(b)(v)
Real Property                      Section 1.1(b)(i)
Real Property Leases               Section 5.7(b)
Real Property Taxes                Section 10.3(b)(iv)
Recipient                          Section 10.3(d)
Rental Charges                     Section 10.3(b)(ii)
Resources                          Section 2.2(k)
Review Period                      Section 3.1(b)
Royalty Payments                   Section 10.3(b)(vi)
Seller                             Preamble
Seller Benefit Plans               Section 5.18(a)
Seller Indemnitees                 Section 14.2
Seller Opinion                     Section 4.2(a)(iv)
Seller USTs                        Section 14.1(e)


                                   E 7- viii -

Settlement Period                  Section 3.1(b)
Taxes                              Section 2.2(j)
Third Party Claim                  Section 14.4
Transferred Benefit Plans          Section 5.18(b)
Utility Charges                    Section 10.3(b)(i)
Valuation Report                   Section 3.1(b)
Vehicles                           Section 1.1(b)(v)



                                   E 7- ix -

                          ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 5th day of March, 1997, between DRY BRANCH KAOLIN COMPANY, a Delaware corporation ("Purchaser"), and NORD KAOLIN COMPANY, a Georgia limited partnership ("Seller").

     A. Seller is engaged in the mining and processing of kaolin in the state of Georgia and in the production of kaolin-based pigments (the "Business"). The Business has been conducted under the names "Nord Kaolin Company" and "Norplex".

     B. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase substantially all of the assets of Seller used in the Business.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                ARTICLE 1
                       PURCHASE AND SALE OF ASSETS

     1.1  PURCHASE AND SALE OF ASSETS.

     (a) At the Closing (as hereinafter defined), on and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of the right, title, and interest of Seller in and to the Acquired Assets (as hereinafter defined).

     (b) Except as provided in Section 1.2, "Acquired Assets" shall mean all of the right, title and interest of Seller in and to all of the following assets, properties, contracts and rights of Seller, as the same shall exist on the Closing Date (as hereinafter defined), which shall be delivered free and clear of any and all liens, encumbrances, security interests, options and other adverse claims:

          (i) All real property owned by Seller, and all of Seller's right, title, and interest in the buildings, fixtures, improvements, timber and mineral rights and reserves (including but not limited to kaolin) located thereon or thereunder, together with all water lines, rights of way, uses, licenses, easements, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto (the "Real Property") and, by assignment of leases, all of Seller's rights in, to, and under all real estate leases (including, without limitation, any assignment of a real estate lease or sublease) to which Seller is a party, together with all of Seller's right, title, and interest in the buildings, fixtures, improvements and mineral reserves (including but not limited to kaolin), including construction-in-progress, and appurtenances thereto, located on or under the real property subject to such real estate leases, and any and all assignable warranties of third parties with respect thereto (the "Leased Real Property");

          (ii) All machinery, equipment, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of third parties with respect thereto (the "Equipment");

          (iii) To the extent permitted by applicable law and the terms of such instruments, and except for the Excluded Contracts (as hereinafter defined), all of the contracts, collective bargaining agreements, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders, whether oral or written, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date (individually, a "Contract" and collectively, the "Contracts");

          (iv) All raw materials, in-process kaolin and finished kaolin products (including without limitation products in transit or on consignment), goods held for resale, samples, promotional literature, supplies, chemicals, in-ground clay, spare parts, bags and pallets, wherever located (the "Inventory"), together with all rights of Seller against suppliers of the Inventory including, without limitation, Seller's rights to receive refunds or rebates in connection with its purchase of such Inventory;

          (v) All motor vehicles, trucks, forklifts, rail cars and other rolling stock and all assignable warranties of third parties related thereto (the "Vehicles");

          (vi) All patents, designs, art work, designs-in progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights; all registrations and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets, technology or processes; all computer software (including documentation and related object and, if applicable, source codes); and all confidential or proprietary information that are either (A) owned by or negotiated in the name of Seller or (B) as to which Seller has rights as licensee, constituting all of the intellectual property of Seller used or contemplated for use in the Business (the "Intellectual Property");

          (vii) All existing data, data bases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable law or regulation, copies of historical personnel payroll and medical records of each of the Hired Employees (as defined in Section 11.1 hereof) in the possession of Seller, including without limitation, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Seller; all reported medical claims made for each Hired Employee; and all manuals and printed instructions of Seller relating to the Acquired Assets and to the business operations of Seller (the "Books and Records");

          (viii) To the extent permitted under applicable law or regulation, all licenses, permits, certificates, and other governmental or quasi-governmental authorizations of Seller (the "Permits");

          (ix) All furniture, fixtures, and leasehold improvements, wherever located, and any and all assignable warranties covering such furniture, fixtures, and leasehold improvements owned by Seller or in which Seller has an interest ("Furniture and Fixtures");

          (x) All credits, utility rebates or rate adjustments, or prepaid expenses; all causes of action (except for those causes of action which are not related to the Acquired Assets), claims, and demands of Seller; all security deposits and utility deposits; and all other assets (other than Excluded Assets as defined in Section 1.2 hereof) used by Seller and necessary to operate the Business, wherever located, tangible or intangible, provided, however, that the Acquired Assets shall not include, and Purchaser shall not acquire, any right, title, or interest of Seller in or to the Excluded Assets;

          (xi)   All noncurrent assets identified on SCHEDULE 1.1(a);

          (xii)  The assets of the Transferred Benefit Plans; and

          (xiii) Any rights to any condemnation proceeds and any proceeds from Seller's insurance coverages relating to the Acquired Assets.

     For purposes of this Agreement, "Permitted Encumbrances" shall mean, as to all or any portion of the Real Property and the Leased Real Property: (A) ad valorem real property taxes for 1997 and subsequent years which are a lien but not yet due and payable; (B) such matters as are or would be revealed by a current and accurate survey and inspection and which are not objected to by Purchaser; provided, however, that Purchaser shall not have the right to object to any such matter if the same will not (i) materially adversely affect the ability of Purchaser to mine or operate the facility or run the Business as currently operated or otherwise use for its intended use the tract or parcel encumbered thereby or (ii) otherwise materially adversely affect the marketability of such tract or parcel; (C) such matters as are ultimately listed in Schedule B-Section 2 of Purchaser's Title Commitments and which are not objected to by Purchaser; provided, however, that Purchaser shall not have the right to object to any such matter if the same will not (i) materially adversely affect the ability of Purchaser to mine or operate the facility or the Business as currently operated or otherwise use for its intended use the tract or parcel encumbered thereby, or (ii) otherwise materially adversely affect the marketability of such tract or parcel; and (D) the timber harvesting contracts set forth on SCHEDULE 1.1(b).

     1.2 EXCLUDED ASSETS. Seller shall not sell and Purchaser shall not purchase or acquire and the Acquired Assets shall not include:

          (a)  All cash and cash equivalents;

          (b) Subject to Section 11.3 hereof, any right, title, or interest of Seller in or to any right to use the name "Nord";

          (c) The assets of any employee benefit plan other than the Transferred Benefit Plans maintained by Seller for the benefit of the employees of the Seller or to which Seller has made any contribution;

          (d) The assets and properties used by Seller which have been disposed of since the date of this Agreement, provided such disposition has been made in accordance with the terms hereof;

          (e) Seller's partnership record books, tax returns and records, books of account and ledgers, and such other records having to do with Seller's organization or capitalization;

          (f) Any rights which accrue or will accrue to Seller under this Agreement;

          (g) Subject to Section 1.1(b)(xiii), any rights to any of Seller's insurance policies or premiums (except as provided in Section 8.19 hereof);

          (h) Any rights to any of Seller's claims for any federal, state, local, or foreign tax refund;

          (i) The assets, properties, and rights (including rights to insurance proceeds) specifically listed and described on SCHEDULE 1.2;

          (j) All accounts, notes and other receivables of Seller (including without limitation the excess mileage credits receivable) (the "Accounts Receivable"); and

          (k) All rights to receive payments of capital credits for the years through 1996, which capital credits are listed on SCHEDULE 1.2(k), pursuant to the Agreement for Electric Service dated May 24, 1989 between Oconee Electric Membership Corporation and Seller (the "Electric Service Agreement").

     The assets described in this Section 1.2 are hereinafter collectively referred to as the "Excluded Assets".

                                 ARTICLE 2
                       ASSUMPTION OF LIABILITIES

     2.1  ASSUMPTION.  Subject to Section 2.2 hereof, as of the Effective Time,

Purchaser shall assume responsibility for the performance and satisfaction of the following, and only the following, liabilities of Seller relating to the Business (collectively, the "Assumed Liabilities"):

     Except as described in Section 2.2(c), all of the executory obligations and liabilities of Seller arising from and after the Closing Date, pursuant to
(i) the terms of the Real Property Leases (as defined in Section 5.7(b)) identified in SCHEDULE 5.7.2, (ii) the Contracts identified in SCHEDULES 5.6.3, 5.8.1, 5.9 OR 5.15, (iii) the Transferred Benefit Plans (as defined in
Section 5.18(b)), and (iv) all reclamation expenses for the Real Property and Leased Real Property.

     2.2 EXCLUDED LIABILITIES. Purchaser shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets, except for the Assumed Liabilities (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the "Excluded Liabilities"). Without limiting the generality of the preceding sentence, the Excluded Liabilities include all obligations and liabilities of Seller (i) whether or not reflected in, reserved, or accrued against in the Latest Balance Sheet, and (ii) not specifically described in Section 2.1 hereof, including without limitation, the following:

          (a) Any liability or obligation arising out of any Seller Benefit Plans (as defined in Section 5.18) which are not Transferred Benefit Plans;

          (b) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with Seller's failure to comply with the Bulk Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign;

          (c) Any liability or obligation arising or accruing under any Contract, Transferred Benefit Plan or Real Property Lease prior to the Effective Time (as hereinafter defined), and any liability or obligation arising from or related to any breach or violation by Seller of or default by Seller under any provision of any Contract, Transferred Benefit Plan or Real Property Lease and any facilities abandonment charge which may become due or payable after the Effective Time relating to any termination of the Electric Service Agreement under the terms of the Electric Service Agreement; provided, however, that the parties agree that the capital credits of Seller thereunder shall be used to the extent permitted under that agreement to pay any such charge;

          (d) Any liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the operation of the Business by Seller prior to the Effective Time, (ii) with respect to any product purchased, produced or manufactured or any service provided by Seller on or prior to the Effective Time, including without limitation, any liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Seller or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product produced, manufactured, sold, or leased by or on behalf of Seller prior to the Effective Time, including without limitation, any claim related to any product delivered in connection with the performance of such service or product produced, manufactured, sold or leased, and any claims seeking to recover for consequential or punitive damages, lost revenue, or income, including pursuant to any doctrine of product liability, or (iii) out of or in connection with the operations of the Business prior to the Effective Time under any federal, state, or local law, rule, or regulation or under any contractual obligation relating to (A) environmental protection or clean-up, (B) taxation, or (C) employment or termination of employment;

          (e) Any liability of Seller for any actual or alleged breach of or noncompliance with any federal, state, or local law, rule, regulation, order or decree applicable to any Contract, Real Property Lease, Transferred Benefit Plan or otherwise applicable to the Seller prior to the Effective Time;

          (f) Any liabilities or obligations of Seller relating to the Excluded Assets;

          (g) Any liabilities or obligations of Seller relating to sales and use, transfer, documentary, income or other taxes levied on the transfer of the Acquired Assets;

          (h) Any liability or obligation, arising prior to or as a result of the Closing, to any employee, agent, or independent contractor of Seller, whether or not employed by Purchaser after the Closing, or under any benefit arrangement with respect thereto;

          (i)  Any Environmental Liabilities (as hereinafter defined);

          (j) Any liability or obligation for all taxes, charges, fees, levies or other assessments, net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, property or other taxes, duties, fees, assessments or charges of any kind whatsoever (including without limitation the Michigan Single Business Tax), including any interest, penalties or additional amounts attributable thereto imposed by any federal, state, local or foreign governmental authority ("Taxes") payable by Seller or any member of any Affiliated group (within the meaning of Section 1504(e) of the Internal Revenue Code of 1986, as amended (the "Code")) or any combined or consolidated group for state or other tax purposes of which the Seller is or has been a member, whenever incurred, for all periods through and including the period ending immediately prior to the Effective Time, including, without limitation, income Taxes arising as a result of the transactions contemplated herein; and

          (k) Any (i) trade accounts payable of the Business as of the Closing Date, (ii) the wages, commissions, vacation for the calendar year in which the Closing Date occurs, holiday, and sick pay obligations with respect to the Hired Employees accrued through the Closing Date, (iii) long-term debt, (iv) the current portion of and accrued interest on any long-term indebtedness (excluding the Contracts which constitute capital equipment leases) and loans payable, (v) obligations under the $1,900,000 Jeffersonville-Twiggs County Georgia Variable Rate Demand Pollution Control Revenue Refunding Bonds Dated 6/21/94 Due 7/1/2004 (Nord Kaolin Company Project) (the "Bonds"), (vi) amounts payable by Seller to Nord Resources Corporation ("Resources"), Kemira Holdings, Inc. ("Kemira") or any of their respective Affiliates and (vii) all other liabilities reflected on the Latest Balance Sheet (as hereinafter defined).

                                  ARTICLE 3
                  CALCULATION AND PAYMENT OF PURCHASE PRICE

     3.1  PURCHASE PRICE.

          (a) Subject to adjustment pursuant to this Section 3.1 and to the conditions of this Agreement, the cash consideration to be paid to Seller for the sale, transfer, and conveyance of the Acquired Assets and the assumption of the Assumed Liabilities shall be an amount equal to Twenty Million and No/100 Dollars ($20,000,000.00), less $735,000 in consideration for Purchaser's obligation to assume all reclamation expenses of Seller as described in
Section 2.1(iv) (the "Estimated Purchase Price"). At Closing, Purchaser shall pay to Seller in immediately available funds an amount equal to $17,338,500 and shall pay into escrow $1,926,500 (the "Escrow Amount") pursuant to the terms of an escrow agreement to be agreed upon by the parties. The Estimated Purchase Price after any adjustments have been made pursuant to this Section 3.1 plus the aggregate amount of the Assumed Liabilities is referred to herein as the "Purchase Price."

          (b) No later than five (5) days after the Closing Date, the Seller will prepare and deliver to the Purchaser a statement (the "Closing Statement") setting forth (i) Seller's best estimation of the aggregate value (the "Aggregate Value") as of the Closing Date of the Inventory, and (ii) Seller's quantified best estimation of any material adverse change in the value or condition of any of the other Acquired Assets from the date of the Latest Balance Sheet through the Closing Date (collectively, "Material Changes"). The calculation of the Aggregate Value set forth in the Closing Statement shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the preparation of the unaudited balance sheet of Norplex, Inc. as of October 31, 1996 (the "Latest Balance Sheet") and shall include the supporting schedules and backup for the calculation of the Aggregate Value.

               Purchaser shall have fifteen (15) days from receipt of the Closing Statement (the "Review Period") to review the Closing Statement and to agree or disagree as to the Aggregate Value and Material Changes reflected thereon. Purchaser may accept Seller's computation of the Aggregate Value and Material Changes reflected on the Closing Statement by giving Seller written notice of such acceptance ("Acceptance Notice") at any time during the Review Period. If Purchaser does not so accept such computation, representatives of Seller and Purchaser shall meet as often as necessary during the ten (10) day period immediately following the Review Period (the "Settlement Period") in an attempt to agree upon a final computation of the Aggregate Value and Material Changes. During the Settlement Period, each of Purchaser and Seller shall give the other reasonable access to their respective premises, systems, and books and records with respect to the Acquired Assets as is reasonably necessary to make such computation.

               If Purchaser and Seller are unable to agree on such computation during the Settlement Period, all matters in dispute shall be referred to a nationally recognized public accounting firm (other than the respective independent auditors of Purchaser and Seller) upon which Purchaser and Seller mutually agree in writing (the "CPA Firm"), within five (5) business days after the expiration of the Settlement Period. The CPA Firm shall, acting as experts and not as arbitrators, determine all matters in dispute related to the calculation of the Aggregate Value and Material Changes (to the extent such changes can be valued by the CPA Firm) and report thereon (the "Valuation Report") to Purchaser and Seller within ten (10) business days from the date such matters are referred to it, or such other period of time (not to exceed twenty (20) calendar days) as the CPA Firm shall determine that it needs to render such Valuation Report, and such Valuation Report shall be final and binding on the parties hereto. If the CPA Firm is unable to assess the value of the Material Changes, the amount of Purchaser's estimated value of the Material Changes in dispute shall be held back in the escrow, the remainder of the adjustments and payments will be made as set forth in subsection (c) below, and the parties shall resolve the dispute related to the held back amount in accordance with the arbitration provisions of Section 15.12.

               Purchaser and Seller each shall permit the CPA Firm and each other such access to their respective premises and books and records relating to the Acquired Assets as the CPA Firm or Purchaser or Seller may reasonably request and shall render to the CPA Firm and each other all such reasonable assistance as the CPA Firm or Purchaser or Seller may deem necessary or advisable in connection with making its determinations. The fees and expenses of the CPA Firm shall be shared equally by Purchaser and Seller.

          (c) If (X) the Aggregate Value as of the Closing Date less (Y) the Material Changes, is greater than the Aggregate Value reflected in the Latest Balance Sheet, the escrow agent shall pay the Escrow Amount to Seller and the Purchaser shall pay to Seller an amount equal to the difference between such amounts. If (X) the Aggregate Value as of the Closing Date less (Y) the Material Changes, is less than the Aggregate Value reflected in the Latest Balance Sheet, the escrow agent shall pay to Seller the Escrow Amount minus the difference between such amounts and the escrow agent shall pay the remaining Escrow Amount to Purchaser. If the amount of the difference exceeds the Escrow Amount, Seller shall pay Purchaser such excess. Any payment required by this subsection shall be made by wire transfer to an account designated in writing by the recipient on the third day (or the next succeeding business day if such day is not a business day) following (i) Seller's receipt of the Acceptance Notice,
(ii) agreement by Purchaser and Seller as to the final computation of the Aggregate Value as of the Closing Date and the Material Changes , (iii) the delivery of the Valuation Report to Purchaser and Seller; or (iv) the date upon which the arbitration is concluded.

     3.2 TRANSFER EXPENSES. Seller shall pay any sales and use, transfer, documentary, or other taxes levied on the transfer of the Acquired Assets. All Acquired Assets shall be claimed as exempt from sales or use tax by both parties and Purchaser shall furnish Seller at Closing with appropriate sales tax exemption certificates as reasonably requested by Seller for the Inventory. Seller shall timely report and remit any such taxes to the appropriate revenue authorities.

     3.3 ALLOCATION OF PURCHASE PRICE. The consideration paid for the Acquired Assets and the assumption of the Assumed Liabilities that are taken into account in determining the amount realized for tax purposes (which shall equal the Purchase Price) shall be allocated among the Acquired Assets as set forth on
SCHEDULE 3.3. The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation; provided, however, that if adjustments are made to the Estimated Purchase Price in calculating the Purchase Price, then corresponding adjustments shall be made to the allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

                                  ARTICLE 4
                            PROCEDURE FOR CLOSING

     4.1 TIME AND PLACE OF CLOSING. The closing for the purchase and sale contemplated by this Agreement (the "Closing") shall be held at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, within three (3) days after the conditions precedent to the obligations of the parties set forth in Articles 8 and 9 herein are satisfied, or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer, and conveyance to Purchaser of the Acquired Assets will be effective as of 12:01 AM local time on the Closing Date (the "Effective Time").

     4.2 TRANSACTIONS AT THE CLOSING. At the Closing, each of the following items shall be delivered:

          (a)  Seller shall deliver to Purchaser the following:

               (i) such bills of sale, motor vehicle titles, warranty deeds, quitclaim deeds, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to sell, transfer and assign to and vest in Purchaser all of Seller's right, title, and interests in and to the Acquired Assets, including without limitation, good, marketable (insurable, subject to Permitted Encumbrances, as to the Real Property), and valid title in and to all of the Acquired Assets owned by Seller free and clear of all liens, and good, insurable (as to the Real Property Leases) and valid leasehold interests in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller's rights under all Contracts;

               (ii) a certificate of Seller with respect to the matters described in Sections 8.1, 8.2, 8.5, 8.6, 8.12, and 8.18 hereof;

               (iii) a certificate of the Secretary or Assistant Secretary of the General Partner of Seller with respect to the matters described in Sections 8.7 and 8.8 hereof;

               (iv) the opinion of counsel in substantially the form of EXHIBIT A hereto (the "Seller Opinion");

               (v)       copies of the consents and waivers described in
Section 8.5 hereof;

               (vi)      satisfactory evidence of the approvals described in
Section 8.5 hereof;

               (vii) certificates of existence of Seller, as of a date within twenty (20) days prior to the Closing Date, from the State of Georgia and each jurisdiction listed in SCHEDULE 5.1.1 hereto;

               (viii) affidavit(s) of title stating that (a) there are no parties in possession of any of the Real Property or Leased Real Property other than Seller (or otherwise specifically setting forth any such other parties' rights and the source and extent of such parties' rights), and (b) Seller has not caused any work to be performed on any of the Real Property or Leased Real Property within one hundred (100) days of the date of such affidavit(s), or if Seller has caused any such work to be performed within one hundred (100) days of such date(s) that all such work has been completed and fully paid for, and such other indemnities, lien waivers and other documentation as Purchaser's title insurance company may reasonably request in order to permit Purchaser's title insurance policy to be issued without exceptions as to matters arising in the "gap", mechanic's or materialman's liens, third parties in possession (other than specifically enumerated third parties as set forth above that are reasonably acceptable to Purchaser pursuant to the terms of this Agreement), and rights or claims of real estate brokers;

               (ix)      a 1099 certificate to the extent applicable;

               (x) a duly executed certificate stating that Seller is a Georgia resident, or that Seller is otherwise exempt from withholding under O.C.G.A. Section 48-7-128, as applicable;

               (xi) a duly executed certificate stating that Seller is not a "foreign person" for United States income tax purposes, in accordance with Section 1445 and

Section 897 of the Internal Revenue Code of 1986, as amended;

               (xii) recordable originals of any Real Property Leases, or recordable short forms thereof, which have not previously been recorded in the appropriate real property records; and

               (xiii) such other evidence of the performance of all covenants and the satisfaction of all conditions required of Seller by this Agreement at or prior to the Closing Date as Purchaser or its counsel may reasonably require.

     The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

          (b)  Purchaser shall deliver to Seller the following:

               (i) wire transfer(s) in immediately available funds in amounts aggregating $17,338,500 to Seller or as directed by Seller, and $1,926,500 representing the Escrow Amount to the designated escrow agent;

               (ii) an instrument or instruments of assumption of the Assumed Liabilities, duly executed by Purchaser, and reasonably satisfactory in form and substance to Seller and its counsel;

               (iii) a certificate of Purchaser with respect to the matters described in Sections 9.1 and 9.2 hereof;

               (iv) a certificate of the Secretary or Assistant Secretary of Purchaser with respect to the matters described in Sections 9.3 and 9.6 hereof;

               (v) the opinion of counsel in substantially the form of EXHIBIT B hereto (the "Purchaser Opinion");

               (vi) a certificate of existence of Purchaser, as of a date within twenty (20) days prior to the Closing Date, from the States of Delaware and Georgia;

               (vii) such other evidence of the performance of all covenants and satisfaction of all of the conditions required of Purchaser by this Agreement, at or before the Closing Date, as Seller or its counsel may reasonably require; and

               (viii)    a 1099 certificate to the extent applicable.

     The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Seller and its counsel.

     4.3 CONVEYANCE OF TITLE TO REAL PROPERTY AND ASSIGNMENT OF REAL PROPERTY LEASES.

          (a) Seller shall convey title to the Real Property to Purchaser by warranty deed in a form customarily used in the State of Georgia for all Real Property located in Georgia. Each such deed shall be executed in accordance with the requirements of the laws of the State of Georgia and shall be in such form as will permit the deed to be recorded. Seller shall transfer and assign to Purchaser its rights under the Real Property Leases (and its rights in and to all deposits thereunder and all buildings, other structures, improvements and mineral reserves permitted to be retained or removed by the lessee thereunder) by transfer and assignment in form reasonably acceptable to Purchaser and its counsel. Regardless of whether Purchaser objects to the same as provided hereinbelow, the Real Property and the Leased Real Property shall not be subject to (i) any mortgage, deed of trust, security deed, security agreement, judgment, lien or claim of lien, or any other title exception or defect created, caused, suffered or incurred by Seller that is monetary in nature, Seller hereby agreeing to pay and satisfy of record any such monetary title defects or encumbrances prior to or at Closing at Seller's expense, or (ii) any leases, rental agreements or other rights of occupancy of any kind (other than the Real Property Leases), whether oral or written, except as disclosed to and accepted by Purchaser as provided elsewhere herein.

          (b) Prior to the Closing Date, Purchaser shall have examined the title and, at Purchaser's option, the survey, to each parcel of Real Property and Leased Real Property and notified Seller in writing of any objections to, defects in or encumbrances upon Seller's title to or interest in such Real Property or Leased Real Property other than Permitted Encumbrances. If Seller satisfies all such objections to title defects and encumbrances, then the transaction contemplated hereby shall be closed in accordance with the terms and conditions set forth herein. If Seller does not satisfy all such objections to title defects and encumbrances prior to the Closing Date, then Purchaser shall elect either: (i) if the Real Property or Leased Real Property is a key property listed on SCHEDULE 4.3(b), not to close the transaction contemplated hereby, in which event all parties shall be released from any further obligations or liability, except as expressly set forth in Article 13 or otherwise; (ii) to close the transaction contemplated hereby without regard to such unsatisfied defects and encumbrances, in which event the transaction contemplated hereby shall be closed in accordance with its terms, without a reduction in Purchase Price, and all such unsatisfied title defects and encumbrances shall be exceptions to Seller's warranty of title; or (iii) to close the transaction contemplated hereby, excluding, however, the portion of the Real Property (or the applicable Real Property Lease to the extent of an unsatisfied objection with respect to the Leased Real Property) having such title defects and encumbrances with a corresponding reduction in the Purchase Price applicable to such Real Property or Real Property Lease so excluded for the value set forth on
SCHEDULE 4.3(b)(ii).

          (c) Seller shall not transfer, assign, sublease or encumber the Real Property or any part thereof, or its interest in the Leased Real Property or any part thereof from the date hereof until the first to occur of the Closing Date or the termination of this

Agreement pursuant to Article 13 hereof. Notwithstanding anything in Section 4.3(b) hereof to the contrary, Purchaser shall have the right to object to any title matters other than Permitted Encumbrances which come into existence after the date of Purchaser's title examination but prior to Closing.

     4.4  SURVEY AND INSPECTION OF PROPERTY.

          (a) Purchaser and Purchaser's agents, employees and independent contractors shall have the right and privilege on reasonable notice to enter upon the Real Property and the Leased Real Property prior to the Closing Date to inspect the Real Property and the Leased Real Property and to conduct soil borings and other environmental, geological, engineering, percolation, hydrologic, feasibility, or landscaping tests or studies, all at Purchaser's sole cost and expense, provided such testing does not unreasonably interfere with the operation of the Business at that location. Purchaser indemnifies Seller from and against any liability or obligation arising out of such entry or testing by Purchaser or Purchaser's agents, employees, or independent contractors.

          (b) Each parcel of Real Property shall be described in the deed conveying such parcel and other closing documents either by (i) the metes and bounds description set forth for such parcel (if any) on EXHIBIT A attached to and incorporated into said SCHEDULE 5.7.1 by reference, or (ii) the metes and bounds description of such parcel set forth in the deed vesting title to such parcel in Seller, as said metes and bounds descriptions in item (i) or (ii) may be modified by mutual agreement of the parties acting in good faith with respect thereto; provided, however, in the event Purchaser causes a new survey of a parcel of Real Property to be made by a land surveyor registered or licensed in Georgia, and the resulting plat of survey accurately depicts the boundaries of such Real Property and those characteristics of such Real Property that would be revealed by a careful inspection of such Real Property and is otherwise reasonably acceptable to Seller, then Seller shall also execute and deliver to Purchaser at Closing a quitclaim deed for such parcel using the metes and bounds legal description therefor depicted on such new survey.

     4.5  ENVIRONMENTAL LIABILITIES.

          (a) Purchaser has furnished Seller with a copy of the Golder Associates (the "Environmental Consultants") Environmental Site Assessment of Nord Kaolin, Jeffersonville, Georgia (the "Environmental Site Assessment") conducted at the Purchaser's expense. Seller has furnished Purchaser with a notebook containing environmental due diligence documents (the "Due Diligence Book") received with the December 19, 1996 letter from James T. Booth, which describes the environmental condition of the Jeffersonville, Georgia plant. Purchaser has determined that certain Environmental Liabilities described in the Due Diligence Book must be resolved by Seller pursuant to Section 4.5(b) below. The environmental liabilities to be resolved are listed on SCHEDULE 4.5 hereto ("Environmental Liabilities").

          (b) As soon as practicable following the date hereof, Seller shall, for each

Environmental Liability at Seller's sole cost and expense, begin the action shown on SCHEDULE 4.5 hereto with respect to all Environmental Liabilities listed on that Schedule utilizing the services of such firm as Seller selects, subject to Purchaser's consent, which shall not be unreasonably withheld, and indemnify and hold harmless Purchaser as provided in Section 14.1(f) hereof, for all costs and expenses incurred by Purchaser in effecting any other action required by any governmental agency or instrumentality or any court or arbitration panel having jurisdiction over the parcel. Purchaser hereby grants Seller, its employees and representatives the non-exclusive and unrestricted right of access to such parcels requiring action, as necessary to allow Seller to perform and complete such action, and Purchaser agrees that it shall not, and shall cause its employees and representatives not to, interfere with such actions. All such actions shall be completed in a manner so as not to unreasonably interfere with Purchaser's use of the parcels being remediated. Seller hereby covenants and agrees to indemnify and hold harmless Purchaser from any and all loss, liability, costs, claims, demands, damages, actions, causes of action and suits arising out of or in any manner related to the actions taken under this subsection.

     4.6 CERTAIN CONSENTS. To the extent that Seller's rights under any agreement, Contract, commitment, lease, Permit, Real Property Lease or other Acquired Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing Date, and which is important to the ownership, use or disposition by Purchaser of an Acquired Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the specific Acquired Asset and at Seller's expense, shall act after the Closing as Purchaser's agent in order to obtain for the Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law and the specific Acquired Assets with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement. Purchaser shall continue to have the right to terminate this Agreement as provided in Section 13.1(b) hereof if any condition in Article 8 becomes impossible of performance, or has not been satisfied in full or previously waived by Purchaser in writing at or prior to the Closing Date.

     4.7 EMINENT DOMAIN. If, after the date hereof and prior to the Closing, Seller receives notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Real Property or the Leased Real Property or any portion thereof, Seller shall immediately notify Purchaser, and Purchaser shall elect within fourteen (14) days from and after such notice, by written notice to Seller, either (a) only with respect to any property listed on
SCHEDULE 4.3(b), not to close the transaction contemplated hereby, in which event except as expressly set forth in Article 13 or otherwise, this Agreement shall be void and of no further force and effect; (b) to close the transaction contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall not be reduced, and Seller shall assign to Purchaser Seller's rights in any condemnation award or proceeds or (c) to close the transaction contemplated hereby, excluding, however, the portion of the Real Property or Leased Real Property subject to such proceedings with a corresponding reduction in the Purchase Price applicable to such Real Property or Leased Real Property so excluded. If Purchaser does not make such election within the aforesaid fourteen (14) day period, Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause
(b) of this Section 4.7.

     4.8 FURTHER ASSURANCES. Seller from time to time after the Closing Date, at Purchaser's request, will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets, or to better enable Purchaser to complete, perform, or discharge any of the Assumed Liabilities. Each of the Parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                  ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser that:

     5.1 ORGANIZATION AND QUALIFICATION. Seller is a limited partnership duly organized and validly existing under the laws of the State of Georgia. Norplex, Inc., a Georgia corporation (the "General Partner") is the sole general partner of Seller. Seller is duly qualified and is in good standing in each of the jurisdictions set forth on SCHEDULE 5.1.1, which constitute all of the jurisdictions where Seller owns or leases property or where Seller conducts business operations. SCHEDULE 5.1.2 hereto contains the address (including city, county, state, or other jurisdiction and zip code) of each location where any of the Acquired Assets are located and each trade name under which Seller operates at each such address and any additional business and trade names under which the Seller has conducted business at each such address in the five (5) years preceding the date of this Agreement.

     5.2 AUTHORITY. Seller has full power and authority to enter into this Agreement and the agreements to which it is a party contemplated hereby, or executed in connection herewith (collectively, this Agreement and such other agreements shall be referred to hereinafter as the "Acquisition Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Acquisition Documents to which Seller is a party has been duly and validly authorized and approved by any necessary action on the part of Seller, Resources and the General Partner, including without limitation the actions required by Section 3 of that certain

Shareholder Agreement dated March 11, 1993 among the General Partner, Kemira, Resources and Nord Kaolin Corporation. Each of the Acquisition Documents to which Seller is a party is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, to the exercise of judicial discretion in accordance with general equitable principles, and to equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by Seller of any of the Acquisition Documents to which Seller is a party nor, subject to obtaining the consents and approvals described in SCHEDULES 5.6.3, 5.7.2, and 5.8.1, and the transfer of the Permits described in SCHEDULE 5.16, the consummation by Seller of the transactions contemplated thereby will (i) violate Seller's partnership documents or the General Partner's Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental entity to which Seller or the General Partner is subject, or by which the Acquired Assets may be bound, (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which either the Seller or the General Partner is a party or by which it or any of the Acquired Assets may be bound, or
(iv) result in the creation of any lien, charge, or encumbrance upon any of the Acquired Assets, or result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations of Purchaser under any of the Assumed Liabilities. Seller has complied with any and all options, repurchase agreements, and rights of first refusal relating to the consummation of the transactions contemplated by the Acquisition Documents such that all applicable rights of third parties thereunder have either expired, lapsed or been terminated.

     5.3 SUBSIDIARIES; JOINT VENTURES. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Acquired Assets.

     5.4 BALANCE SHEETS. Attached as SCHEDULE 5.4 are true, correct, and complete copies of the Latest Balance Sheet with supporting schedules and backup for the period then ended, and the balance sheet of the Seller as of the end of December of 1996, together with any monthly balance sheets prepared since the December balance sheet prior to the date hereof (collectively, the "Balance Sheets"). The Balance Sheets have been prepared from the books and records of Seller. The Latest Balance Sheet presents fairly in accordance with GAAP the financial position of the Seller at the date indicated. The monthly Balance Sheets of the Seller have been prepared in accordance with Seller's historic practice, consistently applied throughout the periods involved. Seller has no material liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) which are not fully accrued or reserved against in the Balance Sheets in accordance with GAAP. Seller has not received any advice or notification from its independent certified public accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting properties, assets or liabilities in the Balance Sheets. The books, records, and accounts of

Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller. Seller has not engaged in any transaction, maintained any bank account, or used any of the funds of Seller except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of the Seller.

     5.5 INVENTORY. Subject to sales in the ordinary course of business, all Inventory, whether reflected on the Balance Sheets or subsequently acquired, is now and at the Closing Date will be located (i) on the Real Property described on SCHEDULE 5.7.1, (ii) on the Leased Real Property described on SCHEDULE 5.7.2 or (iii) in transit or on consignment as described in SCHEDULE 5.5 consistent with past practices. The Inventory consists of items of a quality, quantity and condition usable and salable in the ordinary course of business without discount or reduction, conforms to GAAP, is valued at a reasonable amount in accordance with GAAP and based on the ordinary course of business consistent with the historical valuation policy of the Seller, is not subject to any write-down or write-off in excess of the reserves stated on the Latest Balance Sheet, and has been or will be acquired by Seller only in bona fide transactions entered into in the ordinary course of business. Subject to sales in the ordinary course of business, except as described in SCHEDULE 5.5 or SCHEDULE 5.6.2, Seller has now and on the Closing Date will have valid legal title to its Inventory free and clear of any consignments, liens, claims, charges, and encumbrances. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers, except for the Inventory described on SCHEDULE 5.5 as being on consignment.

     5.6  PERSONAL PROPERTY.

          (a) SCHEDULE 5.6.1 contains a true and correct list and a description (including serial number, vehicle registration, and tag number) of all Vehicles, Equipment and all Furniture and Fixtures and all other items of personal property owned by Seller and valued in excess of Two Thousand Five Hundred Dollars ($2,500.00). Seller has good and marketable title to all of its owned Furniture and Fixtures, Equipment, Vehicles, and other items of personal property included among the Acquired Assets (whether or not disclosed in SCHEDULE 5.6.1), free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature, except as disclosed on SCHEDULE 5.6.2.

          (b) SCHEDULE 5.6.3 contains a list of all leases for Vehicles, Equipment, Furniture and Fixtures, or other items of personal property, which leases are included among the Acquired Assets. True and correct copies of each lease listed on SCHEDULE 5.6.3 and any amendments, extensions, and renewals thereof have been delivered to Purchaser. Each of the leases described on
SCHEDULE 5.6.3 is in full force and effect and, except as set forth on
SCHEDULE 5.6.4, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have an adverse effect on the operations of Seller. No rights of Seller under such leases have been assigned or otherwise transferred as security for any obligation of Seller. Except as described on SCHEDULE 5.6.3, all such leases are fully assignable without the consent of any third party.

          (c) The Equipment currently used by Seller and included among the Acquired Assets (i) is in working order and is usable in a manner consistent with past use, reasonable wear and tear excepted, (ii) has been regularly and properly maintained substantially in accordance with reasonable and customary industry standards and applicable regulations, and (iii) contain no defects or malfunctions which alone or in the aggregate are reasonably likely to result in any disruption or interruption in the business operations of Seller.

     5.7  REAL PROPERTY; LEASED REAL PROPERTY.

          (a) SCHEDULE 5.7.1 contains a true and correct list of each parcel of Real Property and a summary description of all plants and structures located thereon. For ease of reference, metes and bounds descriptions have been provided in Exhibit A to SCHEDULE 5.7.1, but Seller does not represent the accuracy of such metes and bounds descriptions herein. Except as reflected in the original or amended title insurance binders obtained by Purchaser or otherwise revealed by Seller in SCHEDULE 5.7.1 or SCHEDULE 5.6.2, Seller has good and marketable fee simple title to the Real Property, free and clear of all mortgages, liens, charges, encumbrances, and purchase options and other rights to or against such property. The conveyance of the Real Property to Purchaser shall not cause a breach, default, or event of default under any of the protective covenants or any other document or instrument encumbering the Real Property.

          (b) SCHEDULE 5.7.2 contains a true and correct list of each parcel of Leased Real Property and a summary description of all plants and permanent structures located on each parcel of Leased Real Property. True and correct copies of each Lease pursuant to which Seller leases the Leased Real Property and any amendments, extensions, assignments, and renewals thereof (the "Real Property Leases"), as reflected on SCHEDULE 5.7.2, have been delivered to Purchaser. Seller hereby represents that it is the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute a default thereunder by Seller or, to the knowledge of Seller, any other party to such Real Property Leases. Except as described in SCHEDULE 5.7.2 or SCHEDULE 5.6.2, Seller's interest in the Real Property Leases is free and clear of any mortgages and liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by Seller other than the lessor thereof or any mortgagees of such lessors. The assignment of any of the Real Property Leases to Purchaser shall not cause a breach, default, or event of default under any of the Real Property Leases or any other lease or mortgage relating to such parcel or Real Property Lease except for those leases or mortgages identified on SCHEDULE 5.7.2 or SCHEDULE 5.6.2 as requiring consents. Seller shall use its best efforts to obtain the necessary consents or estoppels pursuant to Section 7.6.

          (c) All improvements on the Real Property and the Leased Real Property constructed by Seller conform to all applicable state and local laws, use restrictions, building ordinances, and health and safety ordinances the noncompliance of which would have an adverse effect on Seller's current ownership or use of such property by Seller, and the property is zoned for the various purposes for which the Real Property and the Leased Real Property and improvements thereon are presently being used by Seller.

          (d) Seller has received no written notice of any pending or threatened litigation, condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property or the Leased Real Property.

          (e) There is no private restrictive covenant or governmental use restriction (including zoning) known to Seller, on all or any portion of the Real Property or the Leased Real Property which prohibits the current or intended use of the Real Property and the Leased Real Property.

          (f) All licenses, permits and approvals required for the occupancy and operation of the Real Property and the Leased Real Property (with appurtenant parking uses) as presently being or intended to be used have been obtained and are in full force and effect and Seller has received no notices of violations in connection with such items.

          (g) Seller does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the improvements on the Real Property or the Leased Real Property.

          (h) Seller has not failed to pay any taxes, assessments, or other charges so as to adversely affect the present or intended use of the Real Property or Leased Real Property.

          (i) There is no pending litigation or dispute, and Seller has received no notice of any disputes, concerning the location of the lines and corners of the Real Property, and Seller has not been served with any legal action concerning the location of the lines and corners of the Real Property.

          (j) No person or entity, other than Purchaser, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Real Property.

          (k) The Real Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Real Property. Seller has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner's association or any other organization, group or individual relating to the Real Property which would impose an obligation upon Seller or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Real Property or upon separate lands. No governmental authority has imposed any requirement that Seller pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Real Property. The parcels comprising the Real Property are separately assessed for real property tax assessment purposes and are not combined with any other real property for tax assessment purposes. Seller has received no notice of any contemplated or actual reassessment of the Real Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting the Real Property and, to Seller's knowledge, the Leased Real Property, or any portion thereof have been paid.

          (l) The parcels comprising the Real Property constitute separately subdivided, legally distinct parcels of land. Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Real Property which relate to such subdivision.

          (m) There is no default or breach by Seller nor, to the best of Seller's knowledge, any other party thereto, under any covenants, conditions, restrictions or easements which may affect the Real Property or the Leased Real Property or any portion or portions thereof which are to be performed or complied with by the owner of the Real Property or the Leased Real Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller nor, to the best of Seller's knowledge, any other party thereto, under any such covenants, conditions, restrictions, rights-of-way or easements.

          (n) There are no tenants of the Real Property or, except as set forth on SCHEDULE 5.7.3, the Leased Real Property or any portion or portions thereof and no person or entity now has, or at the time of Closing will have, any possessory interest in the Real Property or, except as set forth on
SCHEDULE 5.7.3, the Leased Real Property, under a lease or otherwise, except for Seller whose total interest in the Real Property and the Leased Real Property will be transferred to Purchaser at Closing, and except as otherwise disclosed to Purchaser as provided elsewhere herein.

     5.8  CONTRACTS.

          (a) SCHEDULE 5.8.1 contains a true and correct list of all Contracts not otherwise listed on SCHEDULES 5.6.3, 5.7.2, 5.9 or 5.15 that (i) has a duration of six (6) months or more, (ii) requires any party thereto to pay $25,000 or more, or (iii) is between Seller and any officer, stockholder, director, employee, or affiliate and all modifications, amendments, renewals, or extensions thereof. Each of the Contracts (other than the Requirements Contract between Seller and Kemira, Inc. dated March 11, 1993) was entered into prior to the Closing Date in the ordinary course of business on terms substantially consistent with Seller's practice prior thereto. A true and complete copy of each contract has been provided to Purchaser. Except as listed on SCHEDULES 5.6.3, 5.7.2, 5.8.1, 5.9 or 5.15,

Seller is not a party to any written or legally binding oral:

               (i) agreement, contract, or commitment with any present or former employee or consultant or for the employment of any person, including any consultant;

               (ii) agreement, contract, or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services involve in any one case $25,000 or more;

               (iii) agreement, contract or commitment to sell or supply products or to perform maintenance, services or similar duties involving in any one case $25,000 or more;

               (iv) distribution, dealer, representative, or sales agency agreement, contract, or commitment;

               (v) lease under which Seller is lessor relating to the Acquired Assets or any property at which the Acquired Assets are located;

               (vi) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person which will not be terminated at or prior to the Closing Date and is currently listed on SCHEDULE 5.8.2 as an excluded contract (the "Excluded Contracts");

               (vii) agreement, contract, or commitment for any charitable or political contribution;

               (viii) agreement, contract, or commitment limiting or restraining the business operations or Purchaser from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller subject to any such agreement, contract, or commitment;

               (ix) material agreement, contract, or commitment not made in the ordinary course of business; or

               (x) agreement, contract or transaction with any Affiliate of the Seller or the General Partner.

          (b) SCHEDULE 5.8.3 contains a true and correct list of all commitments for capital expenditures or repairs that have been approved or made prior to the date of this Agreement in excess of $25,000 by Seller and that remain outstanding as of the date hereof.

          (c) Each of the Contracts is in full force and effect and there exists no material breach or violation of or default under any of such Contracts by Seller or, to the knowledge of Seller, any other party to such Contracts or any event which, with notice or the lapse of time, or both, will create a material breach or violation thereof or default thereunder by Seller or, to the knowledge of Seller, any other party to such Contracts. Except as set forth on SCHEDULES 5.6.3, 5.7.2, 5.8.1, 5.9 or 5.15, each such Contract listed therein is fully assignable without the consent of any third party.

          (d) Except as indicated on SCHEDULE 5.13, there exists no actual or, to the best knowledge of Seller, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have a material adverse effect on the business or condition, financial or otherwise, of Seller, including without limitation, (i) the business relationship of Seller with any customer, distributor, or related group of customers or distributors whose purchases individually or in the aggregate are material to the operations and financial condition of Seller, (ii) the requirements of any customer or related group of customers of Seller whose purchases individually or in the aggregate are material to the operations and financial condition of Seller, or (iii) the business relationship of Seller with any material supplier.

          (e) Seller has not granted any power of attorney affecting or with respect to the Acquired Assets that will remain outstanding as of the Closing Date.

          (f) SCHEDULE 5.8.4 contains a true and correct list of customers which collectively accounted for eighty percent (80%) of Seller's revenues during the fiscal year ended December 31, 1996, and for the period commencing January 1, 1997 through the last day of the month preceding the date hereof, together with the dollar amount of sales made to each customer for each such period.

     5.9  INTELLECTUAL PROPERTY.   SCHEDULE 5.9 contains a true and correct list
of the Intellectual Property used or contemplated for use by Seller, containing a brief description of each item of Intellectual Property and the nature of Seller's interest therein. The Acquired Assets include and, upon the purchase of those assets, Purchaser will own or have the uncontested right to use all, patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, and confidential or proprietary information necessary for the conduct of the Business as presently conducted. No claim is pending or, to the best of Seller's knowledge threatened, and Seller has received no notice that the conduct of the Business (including without limitation, Seller's use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. No use by Seller of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the best of Seller's knowledge threatened, which alleges that any Intellectual Property owned or licensed by Seller or which Seller otherwise has the right to use is invalid or unenforceable by Seller, nor is Seller aware of any such claim that is unasserted, but the assertion of which is probable. Except as set forth on SCHEDULE 5.9,

Seller does not manufacture products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed from third parties. Except as shown on SCHEDULE 5.9, no royalties or fees are payable by Seller to anyone for use of the Intellectual Property. True, correct, and complete copies of all agreements (including without limitation the License for Proprietary Pigment Technologies dated September 1, 1986 between Seller and Industrial Progress, Inc., including any and all addenda, amendments, supplements and modifications thereto (the "License Agreement")) pursuant to which Seller has any license or right to use any Intellectual Property, are attached to SCHEDULE 5.9. All such agreements are in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. Except for the obligation to pay future royalties on the sale of licensed products and minimum royalties under the License Agreement, all other financial obligations or obligations to issue stock options or equity under the terms of the License Agreement have been satisfied and no other such obligations of either kind of Seller remain outstanding. Seller has not received any notice that the manufacture, use, or sale by Seller of its products, or any component or part thereof, nor any manufacturing operation or machinery employed by Seller, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. All Seller's Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Purchaser without the consent of any third party except as shown on SCHEDULE 5.9.

     5.10 INSURANCE. The Acquired Assets are insured under various policies of general liability and other forms of insurance, which policies are in amounts adequate in the reasonable judgment of Seller. Seller has not been refused any insurance by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Acquired Assets which require or recommend changes in the conduct of the Business, or require any repairs or other work to be done with respect to any of the Acquired Assets or operations of the Business.

     5.11 ENVIRONMENTAL MATTERS AND EMPLOYEE SAFETY AND HEALTH.

          (a)  Except as set forth in SCHEDULE 5.11.1 hereto, Seller,

               (i) is in material compliance with all laws, rules, and regulations relating to environmental protection. Seller has not (A) been notified that it is potentially liable under or (B) received any requests for information or other correspondence concerning any site or facility under, nor has Seller any reason to believe that it is considered potentially liable under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal or state law;

               (ii) has accurately prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to any federal, state, or local law, regulation, statute, or order applicable to or affecting the Seller or the Acquired Assets except where the failure to prepare and file such reports and filings if not so performed and filed, would cause an adverse effect on the ownership, operation or disposal of the Acquired Assets, taken as a whole;

               (iii) has not entered into or received any consent decree, compliance order, or administrative order relating to environmental protection;

               (iv) has not entered into or received nor is Seller in default under any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other governmental authority relating to environmental protection;

               (v) has obtained all permits, licenses, approvals, consents, orders, and authorizations relating to environmental protection ("Environmental Permits") which are required under federal, state, or local laws, rules, and regulations in connection with Seller's business operations or the ownership, use, or lease of the Acquired Assets, and which, if not so obtained, would cause an adverse effect on the ownership, operation or disposal of the Acquired Assets, taken as a whole, and SCHEDULE 5.11.2 contains a complete list and description of each such Environmental Permit. Except as described in SCHEDULE 5.11.2, Seller is in compliance with each such Environmental Permit (including any information provided on the applications therefor) and no Environmental Permit prohibits or materially restricts Seller from operating any Equipment covered by such Environmental Permit as currently being conducted; and

               (vi) has not been, and currently is not, a "generator" of "hazardous waste" (as those terms are defined by the Resource Conservation and Recovery Act of 1976 and the regulations promulgated thereunder), for the purposes of obtaining an EPA identification number under 40 C.F.R. Section 262.12(a) or complying with the manifest system under Subpart 8 of 40 C.F.R.
Part 262.

          (b)  With respect to the Real Property or the Leased Real Property,

               (i) there are no actions, suits, claims, arbitration proceedings, or complaints pending or, to the best of Seller's knowledge, threatened by any governmental authority, municipality, community, citizen, or other entity, against Seller relating to environmental protection, compliance with environmental laws, or the condition of the Real Property or Leased Real Property, nor is Seller aware of any unasserted action, suit, claim, proceeding, or complaint the assertion of which is probable;

               (ii) except as set forth on SCHEDULE 5.11.1, there has been no disposal, release, burial, or placement of hazardous or toxic substances, pollutants, contaminants, petroleum, gas products, or asbestos-containing materials (as any of such terms may be defined under federal, state, or local law) or other Hazardous Materials by

Seller or, to the best of Seller's knowledge, by any other party on, in, at, or about any of the Real Property or Leased Real Property or any facilities used for or in connection with the business operations of Seller that could subject Purchaser to damages, costs, penalties or expenses, or recovery or remediation requirements under any federal, state or local law, rule or regulation;

               (iii) all above-ground and, to Seller's knowledge, all underground storage tanks located on the Real Property and the Leased Real Property have been identified in SCHEDULE 5.11.3;

               (iv) no lien has arisen on any of the Acquired Assets under or as a result of any federal, state, or local law, rule, or regulation relating to environmental protection; and

               (v) except for the Environmental Assessment Reports, no assessment or other investigation has been conducted as to environmental matters at any of Seller's properties by any private party during or, to the best of Seller's knowledge, prior to the period during which Seller owned, leased or operated such properties.

          (c) Except as set forth in SCHEDULE 5.11.4, Seller is in material compliance with all applicable laws relating to employee health and safety including the Mine Safety and Health Act and the Occupational Safety and Health Act; and Seller has not received any notice that past or present conditions of the Acquired Assets violate any applicable legal requirements or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

     5.12 LITIGATION. Except as listed and briefly described on SCHEDULE 5.12, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending or to Seller's knowledge threatened against, or adversely affecting the Acquired Assets, at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, nor is Seller aware of any unasserted claim, charge, arbitration, grievance, action, suit, proceeding or investigation, the assertion of which is probable. Seller is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Acquired Assets or the business operations of Seller as currently conducted.

     5.13 ABSENCE OF CHANGES. Since the date of the Latest Balance Sheet, there has not been any transaction or occurrence in which Seller has:

          (a) suffered any material adverse change in the business, operations, condition (financial or otherwise), liabilities, assets, or earnings of Seller nor, to Seller's knowledge, has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing, except for any impairments recorded as a result of the consummation of the transactions contemplated hereunder;

          (b) incurred any obligations or liabilities of any nature other than items incurred in the regular and ordinary course of business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practice;

          (c) paid, discharged, or satisfied any claim, lien, encumbrance, obligation, or liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice of claims, liens, encumbrances, obligations, or liabilities of the type reflected or reserved against in the Latest Balance Sheet or which were incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice;

          (d) permitted, allowed, or suffered any of the Acquired Assets (real, personal or mixed, tangible, or intangible) to be subjected to any mortgage, pledge, lien, encumbrance, restriction, or charge of any kind;

          (e) written down or written up the value of any Inventory (including write-downs by reason of shrinkage or markdowns), except for write-downs and write-ups in the ordinary course of business consistent with past practice, none of which is material in amount;

          (f) canceled any debts or waived any claims or rights in excess of $5,000.00 individually or $10,000.00 in the aggregate;

          (g) disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or disposed of or disclosed to any person not authorized to have such information any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

          (h)  except for the capital expenditure commitments described on
SCHEDULE 5.8.3, made any significant capital expenditure, repair or commitment for additions to property, plant, equipment, intangible, or capital assets or for any other purpose, other than for emergency repairs or replacement;

          (i) sold, transferred, or leased any Acquired Assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets which are included as Acquired Assets from
(i) any partner, officer, employee, or director of Seller or any stockholder of the General Partner, (ii) any corporation or partnership in which any affiliate is an officer, director, or holder directly or indirectly of five percent (5%) or more of the outstanding equity or debt securities, or (iii) any person controlling, controlled by, or under common control with any such partner, stockholder, officer, director, or affiliate;

          (j) except as identified on SCHEDULE 5.8.1, entered into any collective bargaining or labor agreement (oral and legally binding or written), or experienced any organized slowdown, work interruption, strike, or work stoppage;

          (k) sold, transferred, or otherwise disposed of any of the Acquired Assets except in the ordinary course of business consistent with past practice;

          (l) granted or incurred any obligation for any increase in the compensation of any officer or employee of Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises to employees in the ordinary course of business consistent with past practice;

          (m) made any material change in any method of accounting or accounting principle, practice, or policy;

          (n) suffered any casualty loss or damage to the Acquired Assets in excess of $25,000 in the aggregate (whether or not insured against);

          (o) taken any other action other than in the ordinary course of business and consistent with past practice except as provided for in this Agreement; or

          (p) agreed, so as to legally bind Seller whether in writing or otherwise, to take any of the actions set forth in this Section 5.13 and not otherwise permitted by this Agreement.

     5.14 BROKERS AND FINDERS. Neither Seller nor any Affiliate of Seller has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

     5.15 LABOR MATTERS. SCHEDULE 5.15 contains a true and correct and complete list of all present employees and sales representatives employed or engaged by Seller, their total remuneration for the year ended December 31, 1996, their current remuneration, and a description of all perquisites and fringe benefits they receive or are eligible to receive. Seller, within the last three (3) years, has not experienced any organized slowdown, work interruption, strike, or work stoppage by employees of Seller. Except as set forth on SCHEDULE 5.8.1, Seller is not a party to nor does Seller have any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of Seller engaged in the Business, nor is Seller obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. Neither Seller nor any of its officers, directors, or employees has been charged or, to Seller's knowledge, threatened with the charge of any unfair labor practice within the last two (2) years. Seller is in material compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of Seller's employees, including applicable wage and hour laws, fair employment laws, safety laws, worker compensation statutes, unemployment laws, and social security laws. Except as described on SCHEDULE 5.15, there are no pending or, to Seller's knowledge, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran's status, marital status, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship (collectively, "Labor Claims"). Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. Except as described on SCHEDULE 5.15, there is no outstanding agreement or arrangement with respect to severance payments with respect to any Employee.

     5.16 GOVERNMENTAL APPROVAL AND CONSENTS.  Except as described on
SCHEDULE 5.16, Seller has obtained all governmental approvals, authorizations, permits, licenses, and orders required for the lawful operation of the Business as presently conducted, the absence of which would materially adversely affect Purchaser's use or ownership of the Acquired Assets. SCHEDULE 5.16 contains a true and correct copy of each such approval, authorization, permit, license, and order.

     5.17 TAXES.

          (a) Except as set forth on SCHEDULE 5.17.1, Seller has timely filed, and as of the Closing Date will have timely filed, all federal and foreign income tax returns, and all state, county, and local income, franchise, property, sales, use, unemployment, and other tax returns in the State of Georgia and in each other state and jurisdiction where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Seller, and such returns are and will be true and correct in all material respects. Seller has paid, or by the Closing Date will have paid, all federal, state, county, and local income, franchise, property, sales, use, and all other taxes and assessments (including penalties and interest in respect of such taxes and assessments, if any) that have become or are due with respect to any period ended on or prior to the Closing Date whether shown as due on such returns or not, or is contesting in good faith such taxes and assessments, in which event Seller has disclosed the details of such contests on SCHEDULE 5.17.2. Attached to SCHEDULE 5.17.1 are true and correct copies of all real estate, personal property , ad valorem, and property tax bills of Seller for the years 1996 and 1997 which have been received by the Seller prior to the date hereof, relating to the

Acquired Assets, including the Real Property and Vehicles.

          (b) SCHEDULE 5.17.2 provides a brief description of any pending federal and state tax disputes in which Seller is alleged to be liable or in which Seller is claiming a refund, including the nature and amount of the controversy, the respective positions of the parties as to any amounts claimed to be due thereunder, and the current status thereof.

          (c) All taxes required to be withheld prior to the Closing Date from employees of Seller for income taxes and social security taxes will have been properly withheld and, if required prior to the Closing Date, will have been deposited with the appropriate governmental agency.

          (d) No claim or investigation is pending, or to the best of Seller's knowledge, threatened, by any state, local, or other jurisdiction alleging that Seller has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction not included in SCHEDULES 5.17.1 or
5.17.2 with respect to any taxes covered by Section 10.3, nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

     5.18 EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 5.18 contains a true and complete list of all the following agreements, plans, policies (written or unwritten) or programs which are presently in effect or which have previously been in effect and which cover employees of Seller ("Employees"):

               (i) Any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") or under which Seller, with respect to Employees, has any outstanding, present, or future obligation or liability, or under which any Employee has any present or future right to benefits which are covered by ERISA; or

               (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity-based, incentive, bonus, performance, vacation, termination, retention, change of control, severance, "golden parachute," disability, hospitalization, medical, life insurance, or other employee benefit plan, program, policy, agreement or arrangement, which Seller maintains or to which Seller has any outstanding, present, or future obligations to contribute or make payments under, whether voluntary, contingent, or otherwise.

The plans, programs, policies, or arrangements described in subparagraph (i) or
(ii) are hereinafter collectively referred to as the "Seller Benefit Plans."

          (b) With respect to all Seller Benefit Plans to be assumed by or spun off in whole or in part to Purchaser pursuant to Section 7.15 (the "Transferred Benefit Plans"),

Seller makes the following representations and warranties:

               (i) The Transferred Benefit Plans have been made available to Purchaser for review, including correct and complete copies of: (A) all trust agreements or other funding arrangements for such Transferred Benefit Plans (including insurance contracts), and all amendments thereto, (B) with respect to any such Transferred Benefit Plans or amendments, all current determination letters and, if any, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor, or the Pension Benefit Guaranty Corporation,
(C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Transferred Benefit Plan with respect to the most recent three (3) plan years, and (d) the most recent summary plan descriptions and any modifications thereto.

               (ii) All the Transferred Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with,
(A) the applicable provisions of ERISA, (B) all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (C) all applicable state or federal securities laws, and (D) all other applicable laws and collective bargaining agreements, and the Seller has not received any notice from any governmental authority questioning or challenging such compliance. All available determination letters and required registrations under federal and state securities laws for the Transferred Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable under the Code, and all such registrations continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan or loss of intended Tax consequences under the Code or to any Tax under
Section 511 of the Code.

               (iii) No oral or written representation or communication with respect to any aspect of the Transferred Benefit Plans has been made to Employees prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Seller, Resources nor any administrator or fiduciary of any Transferred Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject the Purchaser to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Transferred Benefit Plans other than claims for benefits which are payable in the ordinary course and no litigation has been commenced with respect to any Transferred Benefit Plans.

               (iv) All Transferred Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Transferred Benefit Plans are correct and complete, have been timely filed with the IRS and the United States

Department of Labor, have been timely distributed to participants in the Transferred Benefit Plans, and there have been no changes in the information set forth therein.

               (v) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Code Section 4975) of any Transferred Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975 or ERISA Section 406). There has been no
(i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Sections 4041, 4042, 4062 (including ERISA Section 4062(e)), 4064, 4069 or 4063 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the Transferred Benefit Plans. Neither Seller nor Resources has incurred any liability under Title IV of ERISA with respect to the Transferred Benefit Plans.

               (vi) For any Transferred Benefit Plan that is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Transferred Benefit Plan. For this purpose the assumptions utilized to value the accumulated benefit obligation in the January 1, 1996 actuarial report shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Code Section 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all "benefit liabilities" as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Transferred Benefit Plan, (ii) no change in the actuarial assumptions with respect to any Transferred Benefit Plan, and (iii) no increase in benefits under any Transferred Benefit Plan as a result of Transferred Benefit Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Transferred Benefit Plan. All contributions with respect to an Transferred Benefit Plans of Seller or of an ERISA Affiliate that is subject to Code Section 412 or ERISA Section 302 have been, or will be, timely made and there is no lien or expected to be a lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code
Section 4971. No Transferred Benefit Plan of the Company or of an ERISA Affiliate has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event described in Code Section 401(a)(29) has occurred or can reasonably be expected to occur with respect to the Transferred Benefit Plans. All premiums required to be paid under ERISA Section 4006 for the Transferred Benefit Plans have been paid by the Seller.

               (vii) All individuals participating in (or eligible to participate in) any Transferred Benefit Plans are common law employees.

          (c) Seller has complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through
608.  Seller shall be responsible for complying with the requirements of Code
Section 4980 B and Part 6 of Title 1 of ERISA for its employees (including the Hired Employees, as hereinafter defined) and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980 B) occurs on or prior to the Closing Date.

     5.19 COMPLIANCE WITH LAWS. Seller is not engaging in any activity or omitting to take any action with respect to the Acquired Assets that is or creates a material violation of any law, statute, ordinance, or regulation applicable to the Acquired Assets. The Acquired Assets are not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which has a material effect. Seller possesses all permits and licenses material to the operation of the Business as presently conducted and is in compliance with all applicable laws, regulations, and orders issued by any court or governmental or administrative body or agency where a failure so to comply would have a material adverse effect on the use or ownership of the Acquired Assets. Seller has not at any time during the last five (5) years (i) made any unlawful contribution to any political candidate, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal, state or local governmental, regulatory or administrative officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     5.20 TRANSACTION APPROVAL AND CONSENTS. Except for the filing of the appropriate documents pertaining to the Hart-Scott-Rodino Act with the United States Federal Trade Commission and the United States Department of Justice, and, if applicable, the receipt of an order of termination of the waiting period therefrom, no consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     5.21 ADEQUACY OF ACQUIRED ASSETS. The Acquired Assets include all rights, properties, interests in properties, and assets necessary to permit Purchaser to carry on business operations similar to the Business as presently conducted by Seller.

     5.22 COMPLIANCE WITH THE IMMIGRATION REFORM AND CONTROL ACT. To the best of Seller's Knowledge, Seller is in full compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws"). With respect to each employee (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of the Seller for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, the Seller, upon request of Purchaser, will make available to Purchaser prior to the Closing Date, such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. The Seller has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the best of Seller's Knowledge, threatened.

     5.23 MINERAL RESERVES. Other than as described in SCHEDULE 5.23, no mineral reserves owned by or leased to Seller and included among the Acquired Assets are subject to any agreement, contract or arrangement which imposes any obligation on Seller, and all rentals, royalties, and taxes thereon or other royalties or payments due with respect to such mineral reserves or under such agreements and payable by Seller in respect of periods prior to the Closing Date have been or will be timely, properly and fully paid.

     5.24 CORRECTNESS OF REPRESENTATIONS. No representation or warranty of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date. True copies of all mortgages, indentures, notes, leases, agreements, plans (including Seller Benefit Plans), Contracts, and other instruments listed on the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.

     5.25 DEFINITION OF "KNOWLEDGE". The phrases "to the knowledge of Seller", "Seller has not received notice", "to Seller's knowledge", "Seller has not been notified" and any other similar phrases as used in this Article 5 refer to the knowledge of executive officers of Seller, General Partner and Resources and, as to specific areas which are the subject of the representations and warranties, those employees of Seller, General Partner, or Resources having management or operational responsibilities related to such specific areas.

                                  ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     6.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

     6.2 AUTHORITY. Purchaser has full power and authority to enter into this Agreement and each of the other Acquisition Documents to which it is a party and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the other Acquisition Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement and each of the other Acquisition Documents to which Purchaser is a party are the legal, valid, and binding obligations of

Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles, and to equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by Purchaser of this Agreement or any of the other Acquisition Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser's Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument which would prevent Purchaser from consummating the transactions contemplated hereunder.

     6.3 LITIGATION. There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser which could adversely affect Purchaser's ability to consummate the transactions contemplated hereunder.

     6.4 CORRECTNESS OF REPRESENTATIONS. No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of material fact or omits or, on the Closing Date, will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, Exhibits, and certificates shall be true and complete on and as of the Closing Date as though made on that date.

     6.5 BROKERS AND FINDERS. Neither Purchaser nor any affiliate of Purchaser has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

     6.6 GOVERNMENTAL APPROVAL AND CONSENTS. Except for the filing of the appropriate documents pertaining to the Hart-Scott-Rodino Act with the United States Federal Trade Commission and the United States Department of Justice, and, if applicable, the receipt of an order of termination of the waiting period therefrom, no consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

     6.7 FINANCING. Purchaser represents that on the Closing Date it will have the funds necessary to pay the Estimated Purchase Price.

                                  ARTICLE 7
                             COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser as follows:

     7.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date hereof to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, Seller shall:

          (a) operate the Business substantially as previously operated and only in the regular and ordinary course;

          (b) not purchase or acquire any assets or properties, whether real or personal, tangible or intangible, that if acquired would be an Acquired Asset hereunder, and not sell or otherwise dispose of any real or personal property or asset that would have been an Acquired Asset hereunder, except in the ordinary course of business and consistent with past practices;

          (c) subject to casualty and normal wear and tear, maintain the Acquired Assets in current operating condition and state of repair and deliver the Acquired Assets to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

          (d) take all steps reasonably necessary to maintain the Intellectual Property and other intangible assets of Seller;

          (e) pay all accounts payable in accordance with past practice and collect all accounts receivable in accordance with past practice;

          (f) comply with all laws applicable to the conduct of the Business of Seller where the failure to comply would have a material adverse effect on the conduct of the Business by Purchaser after Closing;

          (g) maintain the Books and Records in the usual, regular, and ordinary manner, on a basis consistent with past practices and prepare and file all foreign, federal, state, and local tax returns and amendments thereto required to be filed by Seller after taking into account any extensions of time granted by such taxing authorities; and

          (h) use reasonable best efforts to preserve the goodwill and patronage of its customers, Employees, suppliers and others having a business relationship with Seller.

     7.2 ACCESS AND INFORMATION. Subject to the confidentiality restrictions set forth in Section 12.1 hereof, from the date hereof to the Closing Date and during normal business hours, Seller shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, books, contracts, commitments, records, vendors, and customers of Seller, insofar as the same relate to the Acquired Assets, and shall furnish such persons with all information (including financial and operating data) concerning the Acquired Assets as they reasonably may request. Requests for such information shall be coordinated with Seller's designated representatives, and Seller shall use its best efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination. Purchaser shall, and shall use its best efforts to cause its lenders, counsel, accountants, and representatives to, hold in strict confidence all information so obtained from Seller.

     7.3 NOTIFICATION OF CHANGES. Between the date hereof and the Closing Date, Seller shall immediately notify Purchaser in writing of any material adverse change in the affairs, condition (financial or otherwise) or prospects of the Business or in its relationships with any material customer, supplier or any employee listed on SCHEDULE 11.1, any material damage to or loss of any of the Acquired Assets, or the institution of or, if known by Seller, the threat of institution of legal, administrative, or other proceedings against Seller, related to the Business, or the occurrence or existence of any unasserted proceedings known to Seller that are probable of assertion.

     7.4 CERTAIN ACTS PROHIBITED. Except as may be necessary to discharge or deal with the Excluded Liabilities (subject to the limitations of Section 15.1 hereof ), from the date hereof to the Closing Date, Seller shall not, without the prior written consent of Purchaser, take any of the actions described in
Section 5.13 hereof.

     7.5 OTHER TRANSACTIONS. Seller shall deal exclusively and in good faith with Purchaser with regard to the sale of the Acquired Assets to Purchaser and will not, and will direct its officers, directors, financial advisors, accountants, agents, and counsel not to (i) solicit submission of proposals or offers from any person other than Purchaser relating to any acquisition of all or any material part of the Acquired Assets (an "Acquisition Proposal"),
(ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any other person regarding the Business other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any person other than the Purchaser or, (iii) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, Seller, or its representatives or agents should receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform Purchaser and its counsel thereof.

     7.6 CONSENTS. Seller shall use its best efforts to obtain, at its sole cost and expense, prior to the Closing all consents which, in the reasonable judgment of Purchaser, are necessary or appropriate for the transfer or assignment of each of the Acquired Assets to Purchaser and the consummation of the transactions contemplated hereby. All such consents shall be in writing and in form and substance reasonably satisfactory to Purchaser, and executed counterparts thereof will be delivered to Purchaser promptly after receipt thereof but in no event later than the Closing. In any case where a necessary consent or approval has not been obtained at or prior to the Closing, Seller shall assist Purchaser, at Purchaser's request, after Closing in every reasonable effort to obtain such consent or approval.

     7.7 SUPPLEMENTAL DISCLOSURE. Seller shall have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedule; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Purchaser which Purchaser agrees not to unreasonably withhold.

     7.8 ADDITIONAL REPORTS. Subject to the confidentiality restrictions set forth in Section 12.1 hereof, promptly after they become available, Seller will make available to Purchaser true and correct copies of all internal management and control reports (including inventory control reports) and financial statements related to the Acquired Assets and furnished to management of the Seller or the General Partner. Each such report shall be in accordance with the books and records of Seller, and, in the case of financial statements shall be prepared in accordance with the past practices of the Seller as set forth in
Section 5.4.

     7.9 CONDITIONS PRECEDENT. Seller shall use its best efforts to satisfy the conditions enumerated in Article 8 hereof.

     7.10 ENVIRONMENTAL PERMITS. Seller shall, at its cost and expense, use its reasonable best efforts to cause the Environmental Permits, if any, to be assigned or transferred and reissued at the Closing to Purchaser to the extent permitted by law or the terms of such Environmental Permits. Purchaser shall reasonably cooperate with Seller with respect to Seller's obligations under the preceding sentence.

     7.11 CAPITAL EXPENDITURES.  Other than those matters listed on
SCHEDULE 5.8.3, Seller shall cause its management to discuss with Purchaser any proposed significant capital expenditure or repair in excess of twenty five thousand dollars ($25,000) or for a period in excess of six (6) months to be made prior to the Closing Date prior to entering into any contract or commitment for such capital expenditure or repair, other than emergency capital expenditures or repairs. No such capital expenditure or repair (other than emergency capital expenditures for repairs and maintenance of the Acquired Assets) shall be made by Seller prior to the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Seller will promptly notify Purchaser of the nature and extent of emergency capital expenditures made by Seller without the prior written consent of Purchaser.

     7.12 DISCHARGE OF LIENS AND ENCUMBRANCES. All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Acquired Assets (including those described in Section 4.3(a)) shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence reasonably satisfactory to Purchaser and its counsel of such satisfaction, termination, and discharge shall be delivered to Purchaser at or prior to the Closing.

     7.13 ENVIRONMENTAL FINES. Seller shall upon demand, promptly pay all fines and assessments that Seller is not disputing in good faith and by appropriate proceedings, and that are attributable to (a) Seller's operation of Equipment which was not in compliance with applicable federal, state, and local laws or regulations relating to environmental protection or (b) Seller's failure to possess all required Environmental Permits; such fine or assessment shall be payable to any agency enforcing compliance with such laws and regulations or payable to the Purchaser if the Purchaser has previously paid such fines or assessments.

     7.14 RENEGOTIATION OF EQUIPMENT LEASES.    Seller shall provide reasonable
assistance to Purchaser as reasonably requested in connection with the renegotiation of the equipment leases listed on SCHEDULE 7.14. The Purchaser covenants that, in the event the payment obligations under any of the leases listed on SCHEDULE 7.14 are successfully renegotiated at any time before Closing or within six (6) months after Closing such that the Purchaser's total financial obligations are reduced below an amount calculated as of the date of renegotiation equal to the net present value of all future lease payments, purchase options and sales taxes, if any, using a discount rate of eight percent (8%) per annum (the "Current Value"), then Purchaser shall promptly pay to Seller one-half (1/2) of the difference between the amount paid by Purchaser to buy out an equipment lease or an interest therein and the Current Value of such lease or interest.

     7.15 TRANSFERRED BENEFIT PLANS/PLAN INFORMATION.

          (a) Seller shall, within ninety (90) days of the Closing, take such action as is reasonably necessary to transfer sponsorship, together with all assets and liabilities, including but not limited to insurance contracts, of the following Seller Benefit Plans to Purchaser:

               (i)    Nord Kaolin Company Pension Plan
                      for Hourly Rated and Collective Bargaining Employees Jeffersonville, Georgia; and

               (ii)   Nord Kaolin Company Union Employee 401(k) Plan; and

               (iii)  Nord Kaolin Company Hourly Long Term Disability
                      Income Plan.

     On or before the effective date of such transfer, Seller will provide to Purchaser all records, data, and information maintained by Seller or its affiliates relating to the foregoing Transferred Benefit Plans. Thereafter, Seller will make its personnel available to Purchaser on reasonable terms to answer questions regarding the administration or operation of the Transferred Benefit Plans.

          (b) To the extent such actions would not materially adversely affect such Plan, Seller shall, within one hundred eighty (180) days of the Closing, cause to be transferred to the Dry Branch Kaolin Company 401(k) Savings and Investment Plan all assets and liabilities associated with the accounts of Employees Under the Nord Resources Corporation Nord Salaried Employees' 401(k) Plan (also referred to herein as a Transferred Benefit Plan) who are employed by Purchaser ninety (90) days following the date of the Closing.

          (c) Prior to the Closing, Seller shall contribute to the Transferred Benefit Plans identified above an amount equal to the employer contribution accrued under such Transferred Benefit Plans through the Closing, assuming such contribution accrued ratably over the Transferred Benefit Plan year and without regard to requirements relating to minimum hours or employment on the last day of such Transferred Benefit Plan year.

          (d) Seller shall provide, or shall cause its agents to provide, such information as Purchaser reasonably requests, regarding the Seller Benefit Plans covering the Hired Employees, including but not limited to the claims experience of such Hired Employees under the Seller Benefit Plans.

     7.16 PAYOFF OF DEBTS. On or prior to Closing, Seller shall pay and otherwise satisfy in full (a) all obligations under the Bonds or deposit with the trustee of the Bonds funds sufficient to pay off the Bonds, and (b) all obligations owed to Kemira as a supplier of products to Seller on bills received at or before Closing. All other known financial obligations of Seller (both secured and unsecured, including without limitation all indebtedness owed to trade creditors) except for intercompany indebtedness owed to Resources shall be paid or reserved against at Closing by Seller placing the full amount of the financial obligations owed into a separate escrowed account pursuant to the terms of an escrow agreement to be agreed upon by the parties and paying all such obligations first out of such escrowed funds. Seller shall provide at Closing to Purchaser a list of the payees or creditors to be paid and amounts estimated to be owed thereunder. Seller shall pay all obligations owed in a manner to avoid any disruption of the business operated by Purchaser after Closing.

     7.17 FUNDING OF PLANS. At Closing, Seller shall fully fund the Nord Kaolin Company Pension Plan for Hourly Rated and Collective Bargaining Employees Jeffersonville, Georgia, for all benefit liabilities as defined in ERISA
Section 4001(a)(16) accrued as of January 1, 1997. Seller covenants that it will fully fund for all such benefit liabilities from January 1, 1997 through the Closing Date within five (5) days from receipt of the actuarial valuation performed as of the Closing Date. In any event, Seller shall fully fund all such liabilities within thirty (30) days from the Closing Date. The value of such benefit liabilities shall be determined by utilizing the actuarial assumptions applied in the January 1, 1996 actuarial report to determine the present value of accumulated plan benefits under such Plan. If the actuarial valuation performed by Seller (utilizing the actuarial assumptions described in the preceding sentence) as of the Closing Date shows that plan assets as of the Closing Date exceed the benefit liabilities determined as of the Closing Date,

Purchaser shall remit to Seller the difference within five (5) days of the determination of such excess amount.

                                  ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

     8.1 CERTIFICATE REGARDING SCHEDULES AND REPRESENTATIONS AND WARRANTIES. All information required to be furnished or delivered by Seller pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by Seller in Article 5 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of Seller made with the prior written consent of Purchaser or based upon updates of the Schedules approved by Purchaser pursuant to Section 7.7 hereunder); and Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of Seller to such effect.

     8.2 COMPLIANCE BY SELLER. Seller shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Seller on or prior to the Closing Date, and Purchaser shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, to such effect.

     8.3 NO INJUNCTION; ETC. No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Acquired Assets, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

     8.4 OPERATION IN THE ORDINARY COURSE. Since the date of the Latest Balance Sheet, Seller shall have operated the Business of Seller in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by Purchaser as evidenced by Purchaser's prior written consent).

     8.5 CONSENTS; AUTHORIZATIONS; APPROVAL OF LEGAL MATTERS. Purchaser shall have received a true and correct copy of each consent and waiver identified on any Schedule hereto as being requested by Purchaser that is (a) required for the assignment of the

Contracts, the Transferred Benefit Plans, or the Real Property Leases (including, without limitation, all documents evidencing Seller's interest in the Leased Real Property, and all sidetrack and industrial track agreements benefiting the Leased Real Property or the Real Property with respect to tracks presently being used by Seller), Permits, Intellectual Property, and other agreements and assets and (b) otherwise required for the execution, delivery, and performance of this Agreement by Seller. All authorizations, orders, or approvals of any governmental commission, board, or other regulatory body, shall have been obtained. Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to the foregoing effect, and Purchaser shall be satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, order, or approval.

     8.6 TRANSFER OF ENVIRONMENTAL PERMITS. The Environmental Permits shall have been assigned to or transferred and reissued to Purchaser to the extent permitted by law or the terms of the Environmental Permits in accordance with
Section 7.10, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to the foregoing effect.

     8.7 INCUMBENCY. Purchaser shall have received a certificate of incumbency of Seller executed by a Vice President and Secretary or Assistant Secretary of the General Partner listing the officers of the General Partner authorized to execute the agreement and the instruments of transfer on behalf of Seller, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein.

     8.8 CERTIFIED RESOLUTIONS. Purchaser shall have received a certificate of the Secretary or Assistant Secretary of the General Partner and Resources, respectively, containing a true and correct copy of the resolutions duly adopted by the boards of directors of the General Partner and Resources, and a certificate of the General Partner individually in its capacity as the general partner of the Seller, containing a true and correct copy of the resolutions duly adopted by the Seller, each set of resolutions approving and authorizing each Acquisition Document and the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of the General Partner shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     8.9 BASIC CORPORATE DOCUMENTS. Seller shall have delivered to Purchaser on the Closing Date copies of certificates from the Secretaries of State in Georgia and Connecticut and in each jurisdiction listed on SCHEDULE 5.1.1, indicating that, as of a date within twenty (20) days prior to the Closing Date, Seller was in good standing and had paid all taxes required to have been paid as of such date.

     8.10 SATISFACTION OF TITLE OBJECTIONS AND RELEASE OF CERTAIN LIENS. Seller shall have satisfied Purchaser's title objections to the extent required under
Section 4.3 and, in addition, Purchaser at its discretion shall have received Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of Purchaser) of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Purchaser and its counsel, which searches shall reflect the release or termination of liens, claims, security interests, or encumbrances against any of the Acquired Assets disclosed thereby, and to the extent any such release or termination is not reflected of record, Purchaser shall have received evidence satisfactory to it, that all such liens and encumbrances against the Acquired Assets have been released or terminated prior to or at the Closing.

     8.11 ACCURACY OF SCHEDULES. Examination by Purchaser shall not have disclosed any material inaccuracy in the representations and warranties of Seller, set forth in this Agreement or in the Schedules delivered to Purchaser pursuant hereto.

     8.12 NO ADVERSE CHANGE. There shall not have been any material adverse change in the Acquired Assets or Seller's operation of the Business since the date of the Latest Balance Sheet, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect.

     8.13 INSTRUMENTS OF TRANSFER. Seller shall have delivered to Purchaser such warranty deeds, quitclaim deeds, bills of sale, motor vehicle titles, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Purchaser all in form and substance reasonably satisfactory to counsel to Purchaser to vest in Purchaser all of Seller's rights, title, and interest with respect to the Acquired Assets, free and clear of all liens, charges, encumbrances, pledges, or claims of any nature.

     8.14 ACQUISITION DOCUMENTS. Purchaser shall have received the Acquisition Documents to which Seller is a party, duly executed by Seller.

     8.15 OPINION OF SELLER'S COUNSEL. Purchaser shall have received the Seller Opinion, executed by Spitzer & Feldman, P.C.

     8.16 PROCEEDINGS. The form and substance of all opinions, certificates, assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to Purchaser and its counsel.

     8.17 NAMES. Seller and General Partner shall have ceased to use in any manner whatsoever the trade names included among the Acquired Assets and described on SCHEDULE 5.9, except in connection with tax returns, filings with other governmental authorities, and similar purposes.

     8.18 CONDITION OF ACQUIRED ASSETS. On the Closing Date, all of the Acquired Assets shall be in substantially the same condition as at the close of business on the date hereof, except for ordinary use and wear thereof and changes occurring in the ordinary course of business or expressly permitted by this Agreement between the date hereof and the Closing Date, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect; provided, however, if on or prior to the Closing Date any of the Acquired Assets shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of Seller (whether or not similar to the foregoing) to an extent which, in the reasonable opinion of Purchaser, affects the value of the Acquired Assets in excess of $100,000, Purchaser shall have the right either (a) to terminate this Agreement and all of Purchaser's obligations hereunder without incurring any liability to Seller as a result of such termination or (b) to consummate the transactions provided for herein and be paid the full amount of all insurance proceeds, if any, paid or payable to Seller, in respect of such loss plus an amount equal to any deductible or co-insurance reserve applicable to such loss. If under the circumstances described in the foregoing sentence, Purchaser shall elect to consummate the transactions provided for herein, Seller shall, on demand, pay to Purchaser the full amount of any insurance proceeds received by Seller in respect of any such loss, together with any deductible or co-insurance reserve applicable to such loss.

     8.19 ANTITRUST. All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated and no action, proceeding or investigation under any antitrust law shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin, limit or impose conditions unacceptable to the Purchaser on the ownership or the operation of all or any portion of the Acquired Assets, which, in the sole judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

     8.20 GUARANTY. Resources shall have executed and delivered the Guaranty substantially in the form attached hereto as EXHIBIT C.

     8.21 ROYALTY AGREEMENT. Seller shall have executed and delivered the Royalty Agreement substantially in the form attached hereto as EXHIBIT D.

     8.22 NONCOMPETITION AGREEMENT. Resources shall have executed and delivered a Noncompetition Agreement substantially in the form attached hereto as EXHIBIT E.

     8.23 NORPLEX NAME. On or prior to Closing, General Partner shall have delivered to Purchaser for filing with the Secretary of State of Georgia an appropriate amendment to General Partner's Articles of Incorporation to change its corporate name to a name which does not include "Norplex" or any derivation thereof, and the General Partner shall have conveyed to Purchaser all of its rights in and to the "Norplex" name.

     8.24 LICENSE AGREEMENT. Purchaser shall have received the consent of Industrial Progress, Inc. to the assignment of the License Agreement on terms and conditions reasonably satisfactory to Purchaser.

     8.25 SALES/RESALE EXEMPTION CERTIFICATES. Purchaser shall have received copies of executed sales or resale exemption certificates executed by Seller's current customers and former customers representing at least eighty percent (80%) of Seller's sales since January 1, 1996.

     8.26 RELEASES. Resources shall have executed a release which releases Purchaser from all claims of Resources as a creditor of Seller. Seller shall have used its reasonable best efforts (the parties agreeing that best efforts shall not include any consideration) to cause a release to be executed by Kemira on terms and conditions satisfactory to Purchaser.

                                  ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller.

     9.1 CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES. All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by Purchaser in Article 6 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser to such effect.

     9.2 COMPLIANCE BY PURCHASER. Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect.

     9.3 CERTIFIED RESOLUTIONS. Seller shall have received from Purchaser a certificate executed by the Secretary or Assistant Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser's Board of Directors approving and authorizing this Agreement and each of the other Acquisition Documents to which Purchaser is a party and each of the transactions contemplated thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     9.4 BASIC CORPORATE DOCUMENTS. Purchaser shall have delivered to Seller on the Closing Date copies of certificates from the Secretary of State in Georgia and Delaware, indicating that, as of a date within twenty (20) days prior to the Closing Date, Purchaser was in good standing, and had paid all taxes required to have been paid as of such date.

     9.5 NO INJUNCTION; ETC. No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit Seller, or to obtain substantial damages from Seller, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

     9.6 INCUMBENCY. Seller shall have received a certificate of incumbency of Purchaser executed by the Chairman or President and attested by the Secretary or Assistant Secretary of Purchaser listing the officers of Purchaser authorized to execute this Agreement and the other Acquisition Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein.

     9.7 CERTIFICATES. Seller shall have received from Purchaser all such certificates, dated as of the Closing Date, as Seller shall reasonably request to evidence the fulfillment by Purchaser, or such other satisfaction as the Closing Date, of the terms and conditions of this Agreement.

     9.8 ACQUISITION DOCUMENTS. Seller shall have received the Acquisition Documents to which Purchaser is a party, executed by Purchaser.

     9.9 OPINION OF PURCHASER'S COUNSEL. Seller shall have received the Purchaser Opinion, executed by Alston & Bird, counsel for Purchaser, which opinion may be based upon and incorporate the 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards shall be attached to the Opinion.

     9.10 HART-SCOTT-RODINO. All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated.

     9.11 PROCEEDINGS. The form and substance of all opinions, certificates, assignments, orders and other documents and instruments hereunder shall be satisfactory in all reasonable respects to Seller and its counsel.

     9.12 RELEASE FROM GUARANTEES. Purchaser shall have caused Resources and its affiliates to be released from any guarantees of Seller's obligations under equipment leases included among the Acquired Assets. Purchaser covenants to use reasonable efforts (which shall, if requested by an equipment lessor, include substituting Purchaser as the guarantor in place of Resources) to cause Resources to be so released. Purchaser shall provide to the equipment lessors upon request financial and such other information regarding Purchaser as reasonably requested by the equipment lessors.

     9.13 ROYALTY AGREEMENT. Purchaser shall have executed and delivered the Royalty

Agreement substantially in the form attached hereto as EXHIBIT D.

                                  ARTICLE 10
                               MUTUAL COVENANTS

     10.1 GOVERNMENTAL FILINGS. Purchaser and Seller, to the extent legally required, shall promptly prepare, file, and diligently prosecute within five (5) business days from the date hereof all applications and filings required by federal or state law in order to effect the transactions contemplated by this Agreement. The parties agree to request acceleration under Hart-Scott-Rodino.

     10.2 FURTHER MUTUAL COVENANTS. Purchaser and Seller shall each take all actions contemplated by this Agreement, and, subject to Purchaser's and Seller's right to terminate this Agreement pursuant to Article 13 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in this Agreement shall require the Purchaser in order to consummate the transactions contemplated hereby to sell or otherwise dispose of, license, hold separate or otherwise divest itself of any portion of the Acquired Assets. Except as otherwise provided in this Agreement, Purchaser and Seller shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties made by such party as contained in Articles 5 or 6 of this Agreement, as applicable, in any material respect inaccurate as of the Closing Date. Each party shall promptly notify the other party of any action, suit, or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

     10.3 PRORATIONS.

          (a) Royalty Payments, Utility Charges, Rental Charges, Equipment Charges, Real Property Taxes, Personal Property Taxes, and Service Contracts including, without limitation, prepayments thereof (all as individually defined below and collectively called the "Proration Items"), shall be prorated directly between the Seller and the Purchaser as provided in this Section 10.3.

          (b) For purposes of this Section 10.3, the capitalized terms set forth below shall have the following meanings:

               (i) "Utility Charges" shall mean water, sewer, electricity, gas and other utility charges, if any, applicable to the Real Property and the Leased Real Property;

               (ii) "Rental Charges" shall mean common area maintenance charges, merchant association dues, insurance reimbursement and rental charges payable or receivable and other payments, or receipts (other than Real Property Taxes and royalties or like payments) applicable to the Real Property and the Leased Real Property;

               (iii) "Equipment Charges" shall mean rental charges payable or receivable and other payments or receipts applicable to the Equipment;

               (iv) "Real Property Taxes" shall mean ad valorem taxes imposed upon the Real Property and any portion of the Leased Real Property owned by or for which Seller, as lessee, is responsible for paying such taxes, general assessments imposed with respect to the Real Property and any portion of the Leased Real Property owned by or for which Seller, as lessee, is responsible for paying such assessments, and special assessments upon the Real Property and any portion of the Leased Real Property owned by or for which Seller, as lessee, is responsible for paying such assessments;

               (v) "Personal Property Taxes" shall mean ad valorem taxes imposed upon the Acquired Assets other than the Real Property or the Leased Real Property; and

               (vi) "Royalty Payments" shall mean any charges applicable to the licensing of any Intellectual Property, including without limitation, any charges payable under the License Agreement.

          (c) As soon as practicable after the Closing Date, all Utility Charges, Rental Charges, Equipment Charges, Real Property Taxes, Personal Property Taxes and Royalty Payments (including amounts owed pursuant to transferable state licenses applicable to the Acquired Assets and transferred to Purchaser hereunder) which are not included in the Assumed Liabilities shall be apportioned to the Closing Date, and representatives of the Seller and Purchaser will examine all relevant books and records as of the Closing Date in order to make the determination of the apportionments, which determinations shall be calculated in accordance with past practices. Payments in respect thereof shall be made to the appropriate party by check within thirty (30) days after such determination, except that payments for Real Property Taxes and Personal Property Taxes shall initially be determined based on the previous year's taxes and shall later be adjusted to reflect the current year's taxes when the tax bills are finally rendered. The parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax. No apportionment or payment shall be made by Purchaser with respect to any amount credited to Seller under the License Agreement, which amount is identified as a noncurrent asset included among the Acquired Assets hereunder.

          (d) In the event that either party (the "Payor") pays a Proration Item (other than if and to the extent included in the Assumed Liabilities) for which the other party (the "Payee") is obligated in whole or in part under this
Section 10.3, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee's proportionate share of such Proration item, and the Payee shall promptly pay such share to the Payor. In the event either party (the "Recipient") receives payments of a Proration Item to which the other party (the "Beneficiary") is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such share to the Beneficiary.

          (e) In the event there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Acquired Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

                                  ARTICLE 11
                             POST CLOSING MATTERS

     11.1 EMPLOYMENT OF EMPLOYEES.

          (a) On the Closing Date, Purchaser shall make offers of employment to all of the hourly Employees and to those certain salaried Employees identified on SCHEDULE 11.1, other than Employees who are "Not Actively Employed" by Seller on the Closing Date for any reason whatsoever, including but not limited to a leave of absence, long term or short term disability, or prior termination of employment (an Employee shall be considered "Not Actively Employed" if the Employee did not report to work with Seller for a period of at least six consecutive business days which includes the Closing Date (excluding vacation time or absences due to minor illness)). Employees who accept the offer of employment made by Purchaser shall be referred to as "Hired Employees."

          (b) Purchaser has confirmed to Seller that each Hired Employee shall receive credit for the purposes of determining vesting service under Purchaser's tax qualified deferred compensation plans applicable to the Hired Employees. Purchaser has also confirmed to Seller that Hired Employees shall be entitled to participate in Purchaser's group insurance plans and programs (subject to the terms of such plans and programs) without regard to applicable waiting, eligibility, or pre-existing condition limitation periods, except to the extent that such eligibility, waiting, or pre-existing limitation periods would apply under Seller's group insurance plans or programs. Purchaser has further confirmed that Hired Employees shall receive credit under applicable severance pay plans maintained by Purchaser as of the Closing Date for employment service with Seller to the extent such Hired Employees are not entitled to payment under Seller's severance pay (or similar) plans with respect to such service with Seller. Notwithstanding any possible inferences to the contrary, neither of Seller nor Purchaser intends for this Article 11 to create any rights or obligations except as between the parties hereto, and no past, present or future employees of Seller or Purchaser shall be treated as third-party beneficiaries of this Article 11.

          (c) Seller shall be responsible for the payment of all wages, commissions, severance pay, accrued vacation, sick pay, and other employee benefit plan obligations under ERISA Sections 601-609 (i) to Hired Employees to the extent that such compensation or benefits are earned or accrued but not yet paid through the Closing Date and (ii) to any Employees of Seller who are not Hired Employees. Except for obligations specifically assumed by Purchaser hereunder, Seller, General Partner or Resources shall be responsible for the payment of any amounts due to its Employees (including the Hired Employees) pursuant to the Seller Benefit Plans as a result of the employment or termination of employment of its Employees or as a result of the consummation of the transactions contemplated hereunder, including actions taken by Purchaser post-closing which subsequently cause payment obligations of Seller, General Partner or Resources. Seller shall be responsible for reporting all employee-related costs and liabilities of Hired Employees accruing prior to the Closing Date, whether payable on or after the Closing Date. Seller is responsible for all incurred but unreported or unpaid medical claims made, occurring or arising prior to the Closing Date and for the cost associated with any hospital confinement that commences prior to the Closing Date. Purchaser shall become responsible for all costs and liabilities attributable to Hired Employees accruing after the Closing Date; PROVIDED, HOWEVER, that Purchaser shall not be responsible for (a) liabilities arising under the Seller Benefit Plans (except as specifically assumed hereunder related to the Transferred Benefit Plans) or (b) liabilities associated with any short term or long term disabilities incurred, or leaves taken prior to the Closing Date. Effective on the Closing Date, Seller shall, and hereby does, release all Hired Employees from any employment and/or confidentiality agreement previously entered into between Seller and such Hired Employees to the extent (but only to the extent) necessary for Purchaser to operate the Business in substantially the same manner as operated by Seller prior to the Closing Date.

     11.2 SELLER BENEFIT PLANS. Except for obligations specifically assumed by Purchaser hereunder related to the Transferred Benefit Plans, Purchaser shall assume no responsibility with regard to any Seller Benefit Plans. To the extent necessary, Seller may continue to communicate with the Hired Employees regarding their rights and entitlement to any benefits under the Seller Benefit Plans, subject to Purchaser's prior approval, which shall not be unreasonably withheld, and the parties shall cooperate with each other in the administration of all applicable employee benefit plans and programs.

     11.3 USE OF NAME. Seller hereby grants to Purchaser a nonexclusive royalty-free license to continue to use the "Nord" name for a one (1) year period on any fixed Acquired Asset which at Closing bears the "Nord" name or logo.

     11.4 EMPLOYEE FILES. To the extent permitted by law, on the Closing Date, or as soon as practicable thereafter, Seller shall deliver to a designee of Purchaser a copy of all historical personnel and medical records of each of the Hired Employees, including, but not limited to, employment agreements, confidentiality and noncompete agreements, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents and all medical records.

     11.5 NON-SOLICITATION. Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Hired Employees. Until the expiration of thirty-six (36) months after the month in which the Closing Date occurs, Seller shall not directly or indirectly solicit or offer employment to any Hired Employee who is then an employee of Purchaser, or who has terminated such employment without the consent of Purchaser within 180 days of such solicitation or offer, and Purchaser shall not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Seller or who has terminated such employment without the consent of Seller within 180 days of such solicitation or offer.

     11.6 MAINTENANCE OF BOOKS AND RECORDS.

          (a) Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all Books and Records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. Seller shall give Purchaser written notice of any Books and Records discovered by Seller that were not transferred to Purchaser because such Books and Records were not located on the Real Property or the Leased Property. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party, its affiliates, officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

          (b) Purchaser shall cooperate with Seller in Seller's preparation and filing of all tax filings relating to the period ending prior to the Closing Date. Purchaser also shall make such other information available as may be reasonably required by Seller in connection with audits or otherwise for the proper payment of taxes for which Seller is responsible under the terms of this Agreement.

     11.7 PAYMENTS RECEIVED. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts.

     11.8 UCC MATTERS. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence transfer of the Acquired Assets to Purchaser, including any necessary assignments of financing statements.

     11.9 COOPERATION. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any claim included within any Assumed Liability or Excluded Liability, as the case may be, including making available records relating to such claim and furnishing, management employees of the party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim; provided, however, that the foregoing right to cooperation shall not be exercisable by one party in such a manner as to interfere unreasonably with the normal operations and business of the other party.

     11.10 TITANIUM DIOXIDE SUPPLY AGREEMENT. Purchaser shall enter into a five (5) year Titanium Dioxide supply agreement substantially in the form of Exhibit F attached hereto.

                                  ARTICLE 12
                    CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

     12.1 CONFIDENTIALITY. Consummation of the transactions contemplated by this Agreement has involved, and will continue to involve, the written or verbal disclosure and communication of information or documentation owned by Seller or Purchaser, which information may include, but is not necessarily limited to, financial data, business plans, personnel information, drawings, samples, devices, trade secrets, technical information, computer systems and software, results of research and other data in either oral or written form (collectively and individually referred to as the "Information"). Purchaser and Seller agree that the following terms and conditions will apply:

          (a) The Information is disclosed solely for use in completing corporate investigation procedures incidental to this Agreement, and each party agrees not to use the Information prior to the Closing Date for any other purpose, nor to disclose or communicate the Information to any third party, except to those employees, agents, attorneys, accountants, lenders, or consultants who shall have a need to know the Information for the purpose described above and for whom the appropriate party shall be responsible unless
(i) such Information is already known to such party or to others not bound by a duty of confidentiality or such Information is or becomes publicly available through no fault of such party, (ii) the use of such Information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iii) the furnishing or use of such Information is required by or necessary or appropriate in connection with a legal proceeding.

          (b) Except to the extent contemplated by this Agreement, the Information and all rights to the Information which have been or will be provided by each party shall remain the exclusive world-wide property of such party prior to the Closing Date and shall be held by such party in trust for the benefit of the other. Neither party will directly or indirectly, deal with, use, exploit, or disclose such Information to any person or entity for any purpose prior to the Closing Date, except as described herein or unless and until expressly authorized in writing to do so by the other. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written Information as the party furnishing such Information shall reasonably request.

          (c) The restrictions of this Section 12.1 shall terminate on the Closing Date solely with respect to the Information conveyed to Purchaser, and thereafter, such Information conveyed to Purchaser may be used free of any restriction imposed by this Agreement.

     12.2 PUBLIC ANNOUNCEMENTS. Seller and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable law or based upon advice of counsel.

                                  ARTICLE 13
                                 TERMINATION

     13.1 TERMINATION.  This Agreement may be terminated:

          (a)  by the mutual consent of Purchaser and Seller;

          (b) by Purchaser: (i) if any condition in Article 8 becomes impossible of performance or has not been satisfied in full or previously waived by Purchaser in writing at or prior to the Closing Date, and (ii) as provided in Sections 4.3(b), 4.7, or 8.19 hereof;

          (c) by Seller if any condition in Article 9 becomes impossible of performance or has not been satisfied in full or previously waived by Seller in writing at or prior to the Closing Date; or

          (d) by either party (other than a party that is in material breach of its obligations under this Agreement) if the Closing shall not have occurred on or before July 1, 1997.

     13.2 EFFECT OF TERMINATION. As to any damages of either party arising from the effect of termination or abandonment of this Agreement by the other party, such party is only entitled to pursue its rights or remedies against the other party to the extent the termination or abandonment by a party is due to the other party's willful action or refusal to act as required pursuant to the terms hereof.

                                  ARTICLE 14
                               INDEMNIFICATION

     For the purposes of this Article 14, "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, removal and remediation requirements and expenses, including without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses.

     14.1 AGREEMENT OF SELLER TO INDEMNIFY. Subject to the terms and conditions of this Article 14, Seller agrees to indemnify, defend, and hold harmless Purchaser and its officers, directors, shareholders, employees and agents (collectively, the "Purchaser Indemnitees") from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, or arising out of:

          (a) the breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or any other Acquisition Document or in any certificate, Schedule, or Exhibit furnished by Seller in connection herewith or therewith;

          (b) the breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement or any other Acquisition Document;

          (c)  any Excluded Liability;

          (d) the failure to deliver good, valid and marketable title to any of the Acquired Assets and the encroachment of any building, structures or other improvements, including pavement, currently located on the Real Property onto the property of others including public rights-of-way and the location of any buildings or other structures currently located on the Real Property in violation of any set back lines or requirements imposed pursuant to zoning or other ordinances now existing or existing at the time of the construction of buildings or structures;

          (e) any act or omission of Seller (as to the Real Property and Leased Real Property), or any previous owner or operator (as to the Real Property) of the underground storage tanks that are now or previously have been located on the Real Property or Leased Real Property (the "Seller USTs") that would prevent Seller from qualifying for reimbursement by the [Georgia Petroleum Storage Tank Remediation Fund] or any other state having similar remediation funds for costs associated with contamination caused by the Seller USTs; and

          (f) any Environmental Liabilities. Seller also indemnifies Purchaser to the same extent Seller has indemnified the landlords under the Real Property Leases being assumed by Purchaser hereunder relating to actions taken or omissions occurring prior to

Closing.

     14.2 AGREEMENT OF PURCHASER TO INDEMNIFY SELLER. Subject to the terms and conditions of this Article 14, Purchaser agrees to indemnify, defend, and hold harmless Seller and its officers, directors, shareholders, employees and agents (collectively, the "Seller Indemnitees") from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller Indemnities arising out of:

          (a) the breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other Acquisition Document or in any certificate, Schedule, or Exhibit furnished by Purchaser in connection herewith or therewith;

          (b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any other Acquisition Document; and

          (c) any (i) Assumed Liability and (ii) liability arising out of the operation of the Business by Purchaser or ownership of the Acquired Assets by Purchaser after the Closing Date, except for any liability against which Purchaser is entitled to indemnification pursuant to Section 14.1.

     14.3 PROCEDURES FOR INDEMNIFICATION. As used herein, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

          (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as hereinafter defined), containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 14.4 hereof shall be observed by the Indemnitee and the Indemnitor.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) business days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 14.3(d) hereof. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) business days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnitee receives such objection prior to commencing any formal legal action, suit or proceeding with respect to such Indemnification Claim.

          (d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined.

     14.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), Indemnitee shall promptly notify the Indemnitor of such Third Party Claim, and the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

          (a) The Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims) from receipt of the Indemnification Claim (the "Notice Period") to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and
(ii) notwithstanding any such dispute, whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnity against such claim.

               (i) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to liability for any other significant matter. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter which could have a material and adverse effect on the business, operations, material assets, material properties or material prospects of the Indemnitee, including without limitation the administration of the tax returns and responsibilities under the tax laws of the Indemnitee, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

               (ii) Except where the Indemnitor (A) timely elects to defend the Indemnitee against such claim or demand (in which case Section 14.4(a)(i) shall govern), or (B) Indemnitor disputes its liability in a timely manner under this
Section 14.4, the Indemnitor shall be conclusively liable for the amount of any such claim or defense which is unsuccessful.

          (b) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

     14.5 SETTLEMENT OF THIRD PARTY CLAIMS. No settlement of a Third Party Claim involving the asserted liability of the Indemnitee under this Article 14 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed.
Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitee has not responded within twenty (20) business days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

     14.6 DURATION; LIMITATIONS. The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties or for breaches of covenants contained in this Agreement or any other Acquisition Document (other than for tax, employee benefit, and environmental matters) is subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within two (2) years after the Closing Date. The Indemnitor shall be obligated to indemnify the Indemnitee only when, and only with respect to amounts by which the aggregate of all Losses actually paid or suffered by the Indemnitee as to which a right of indemnification is provided under this Article 14 exceeds Two Hundred Thousand Dollars ($200,000.00) in the aggregate (the "Deductible Amount"). The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties or for breaches of covenants that are related to environmental matters is subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within ten (10) years of the Closing Date. The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties or for breaches of covenants that are related to tax or employee benefit matters is subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought prior to the expiration of the applicable statute of limitations therefor. The indemnification rights of the parties hereto for Losses resulting from a breach of any representation and warranty with respect to title to any of the Acquired Assets, or with respect to the breach of any agreement or undertaking with respect to payment of the Excluded Liabilities or Assumed Liabilities shall be effective for all purposes hereunder without limitation as to the time within which such notice may be given and without deduction for the Deductible Amount. Indemnitee shall seek indemnification for individual claims related to losses resulting from a breach of representations and warranties or for breaches of covenants only where each such claim is in excess of $4,000.

                                  ARTICLE 15
                              GENERAL PROVISIONS

     15.1 FEES AND EXPENSES. Except as specifically provided in this Agreement, Seller and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement.
Notwithstanding anything to the contrary set forth herein, Seller shall not pay any Excluded Liabilities or any fees or expenses incurred by Seller in connection with the transactions contemplated by this Agreement, using the Acquired Assets or any portion thereof, and if prior to the Effective Time a portion of the Acquired Assets is used to pay any Excluded Liabilities, or any of such fees and expenses, Seller shall reimburse Purchaser by the amount of Acquired Assets so used.

     15.2 NOTICES. All notices, request, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telecopy) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission followed by first class mail, as follows:

          (a)  If to Seller:

               Nord Kaolin Company
               c/o Nord Resources Corporation
               8150 Washington Village Drive
               Dayton, Ohio  45458-1848
               Attention:  Mr. Terence H. Lang
               Facsimile (513) 435-7285

          with a copy (which shall not constitute notice) to:

               Spitzer & Feldman, P.C.
               405 Park Avenue
               New York, New York  10022
               Attention:  Kenneth Gliedman, Esq.
               Facsimile (212) 838-7472

          (b)  If to Purchaser:

               Dry Branch Kaolin Company
               Route 1, Box 468-D
               Dry Branch, Georgia  31020-9799
               Telephone (912) 750-3632
               Attention:  Mr. Bradley J. Hughes
               Facsimile (912) 750-3630
          with a copy (which shall not constitute notice) to:

               Alston & Bird
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia  30309
               Attention:  Teri L. McMahon, Esq.
               Facsimile (404) 881-7777

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 15.2. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

     15.3 ASSIGNMENT; BINDING EFFECT. Except as provided in this Section 15.3, prior to the Closing, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other; provided, however, that
(a) at the Closing and upon notice to Seller, Purchaser may assign all of its rights to be indemnified as provided in Article 14 to any lender or lenders providing financing to Purchaser subject to all of the provisions hereof, and
(b) after the Closing, Purchaser may assign its interest in this Agreement to any person or entity without the consent of Seller. From and after any such assignment, the word "Purchaser" shall mean such assignee; provided, however, that notwithstanding such assignment Dry Branch Kaolin Company shall not be relieved of any of its obligations hereunder.

     15.4 NO BENEFIT TO OTHERS. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 14 hereof, the Purchaser Indemnitees and the Seller Indemnitees and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     15.5 HEADINGS, GENDER, AND "PERSON". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     15.6 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

     15.7 INTEGRATION OF AGREEMENT. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

     15.8 TIME OF ESSENCE.  Time is of the essence in this Agreement.

     15.9 GOVERNING LAW. This Agreement shall be construed under the laws of the State of Georgia.

     15.10 PARTIAL INVALIDITY. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     15.11 INVESTIGATION. Any inspection, preparation, or compilation of information or Schedules, or assessment of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein. Any disclosure made on one Schedule shall not be deemed made on any other Schedule, unless appropriate cross-referencing is made. The covenants and representations and warranties of Seller and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance for the periods set forth in Section 14.6.

     15.12 ARBITRATION. The parties agree that any dispute between or among them arising out of or based upon this Agreement, the remaining Acquisition Documents or the consummation of the transactions provided for herein shall be submitted to and resolved by arbitration in Washington, D.C. in accordance with the rules and procedures of the American Arbitration Association, and the decision of the arbiter(s) in such dispute shall be final and binding on the parties to such arbitration proceeding. Except as the arbiter(s) may otherwise award or assess the expenses of any such proceeding, each party shall bear its own costs and expenses, including the expense of its counsel, in any such arbitration proceeding. If the matter in dispute is under $100,000, the parties shall agree upon one (1) arbiter. If the matter in dispute exceeds $100,000, the parties shall agree upon three (3) arbiters. Notwithstanding the foregoing, either party shall be entitled to seek and obtain specific performance and/or injunctive relief from a court of competent jurisdiction.



                    (signatures appear on the following page)

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed and sealed on its behalf by its duly authorized officer, all as of the day and year first above written.

                                         PURCHASER:

                                         DRY BRANCH KAOLIN COMPANY

[CORPORATE SEAL]                         By:
                                             ---------------------------
                                             ---------------------------
                                             ---------------------------

                                         SELLER:

                                         NORD KAOLIN COMPANY

[CORPORATE SEAL]                         By:  Norplex, Inc., its General Partner

                                         By: ---------------------------
                                             ---------------------------
                                             ---------------------------


                                     E-68